Exhibit 99.4

CERTAIN INFORMATION EXCERPTED FROM THE COMPANY’S PRELIMINARY OFFERING MEMORANDUM AND DISCLOSED PURSUANT TO REGULATION FD

CAUTIONARY STATEMENTS ON FORWARD-LOOKING STATEMENTS

In various places herein there are statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events, including with respect to the Transactions (as defined below), generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding expected benefits of the Transactions, integration plans and expected synergies therefrom, the expected timing of consummation of the Transactions, and our anticipated future financial and operating performance and results, including its estimates for growth. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements included herein. These risks and uncertainties, include:

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PPG being unable to obtain any remaining regulatory approvals required to complete the Transactions, or such required approvals delaying the Transactions or resulting in the imposition of conditions that could have a material adverse effect on us or causing the companies to abandon the Transactions;

•	other conditions to the closing of the Transactions not being satisfied;

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a material adverse change, event or occurrence affecting Georgia Gulf or the PPG Chlor-alkali and Derivatives Business prior to the closing of the Transactions delaying the Transactions or causing the companies to abandon the Transactions;

•	problems arising in successfully integrating the PPG Chlor-alkali and Derivatives Business and Georgia Gulf, which may result in us not operating as effectively and efficiently as expected;

•	the possibility that the Transactions may involve other unexpected costs, liabilities or delays;

•	the businesses of each respective company being negatively impacted as a result of uncertainty surrounding the Transactions;

•	disruptions from the Transactions harming relationships with customers, employees or suppliers; and

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uncertainties regarding (1) future prices, (2) industry capacity levels and demand for our products, (3) raw materials and energy costs and availability, feedstock availability and prices, (4) changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate Georgia Gulf’s businesses or manufacture its products before the Transactions or to operate our businesses or manufacture its products after the Transactions, (5) Georgia Gulf’s ability to generate sufficient cash flows from its businesses before the Transactions or our ability to generate sufficient cash flows from its businesses after the Transactions, (6) future economic conditions in the specific industries to which our products are sold and (7) global economic conditions.

In light of these risks, uncertainties, assumptions and other factors, the forward-looking statements discussed herein may not occur. Other unknown or unpredictable factors could also have a material adverse effect on our actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties, see the section entitled “Risk Factors.” As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. We undertake, and expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its respective expectations, except as required by law.

HELPFUL INFORMATION

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“Additional Agreements” means the Employee Matters Agreement, the Tax Matters Agreement, the Shared Facilities, Services and Supply Agreement, the Transition Services Agreement, the Servitude Agreement, the Electric Generation, Distribution and Transmission Facilities Lease, the Chlorine, Liquid Caustic Soda and Hydrochloric Acid Sales Agreements and the Real Property Agreement;

•	“ASC” means the Financial Accounting Standards Board Accounting Standards Codification;

•	“Chlorine, Liquid Caustic Soda and Hydrochloric Acid Sales Agreements” means those certain agreements to be entered into at the date of the Separation between PPG and Georgia Gulf;

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“Chlorine Sales Agreement Amendment” means the Amendment, dated as of July 18, 2012, to the Chlorine Sales Contract, dated as of January 1, 1985, as amended, between PPG and a subsidiary of Georgia Gulf;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“Combined Company,” “we,” “us” and “our” refer to Georgia Gulf Corporation and its consolidated subsidiaries, including Splitco and its consolidated subsidiaries, upon the consummation of the Merger;

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“Debt Exchange” means the transfer of all or a portion of the notes offered hereby by PPG on the closing date of the Merger to the initial purchasers or their affiliates that are acting as selling securityholders in the offering in satisfaction of all or a portion of the PPG Debt held by affiliates of the initial purchasers as described in the section entitled “Description of Certain Other Indebtedness—Debt Exchange”;

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“Distribution” means the distribution by PPG of its shares of Splitco common stock to the holders of shares of PPG common stock by way of an exchange offer and, with respect to any shares of Splitco common stock that are not subscribed for in the exchange offer, a pro rata distribution to the holders of shares of PPG common stock;

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“Distribution Tax Opinion” means an opinion from Wachtell, Lipton, Rosen & Katz, tax counsel to PPG, substantially to the effect that (i) the Distribution will be treated as satisfying the business purpose requirement described in Treasury Regulation § 1.355-2(b)(1), (ii) the Distribution will not be treated as being used principally as a device for the distribution of earnings and profits of PPG or Splitco or both under Section 355(a)(1)(B) of the Code, (iii) the stock of Splitco distributed in the Distribution will not be treated as other “qualified property” by reason of the application of Section 355(e)(1) of the Code; and (iv) the Splitco securities will constitute “securities” for purposes of the application of Section 361(a) of the Code;

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“The Electric Generation, Distribution and Transmission Facilities Lease” means the Generation, Distribution and Transmission Facilities Lease to be entered into at the date of the Separation between PPG and Splitco;

•	“Employee Matters Agreement” means the Employee Matters Agreement, dated as of July 18, 2012, by and among Georgia Gulf, PPG and Splitco;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“GAAP” means generally accepted accounting principles in the United States;

•	“Georgia Gulf” refers to Georgia Gulf Corporation and its consolidated subsidiaries prior to the consummation of the Merger;

•	“Georgia Gulf common stock” means the common stock, par value $0.01 per share, of Georgia Gulf;

•	“Georgia Gulf Group” means Georgia Gulf and each of its consolidated subsidiaries prior to the consummation of the Merger;

•	“Group” means the Georgia Gulf Group, PPG Group, or Splitco Group, as the case may be;

•	“Master Terminal Agreement” means the Master Terminal Agreement to be entered into at the date of the Separation between PPG and Splitco;

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“Merger” means the combination of Georgia Gulf’s business and the PPG Chlor-alkali and Derivatives Business through the merger of Merger Sub with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Georgia Gulf, as contemplated by the Merger Agreement;

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“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 18, 2012, by and among PPG, Splitco, Georgia Gulf and Merger Sub, as amended by Amendment No. 1 to the Merger Agreement, dated as of August 31, 2012;

•	“Merger Sub” means Grizzly Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Georgia Gulf, and, unless the context otherwise requires, its subsidiaries;

•	“Monroeville Shared Facilities Agreement” means the Monroeville Shared Facilities Agreement to be entered into at the date of the Separation, between PPG and Splitco;

•	“NYSE” means the New York Stock Exchange;

•	“PPG” means PPG Industries, Inc., a Pennsylvania corporation, and, unless stated otherwise or the context otherwise requires, its subsidiaries, other than Splitco and any of its subsidiaries;

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“PPG Chlor-alkali and Derivatives Business” means substantially all of the assets and liabilities of the business of PPG relating to the production of chlorine, caustic soda and related chemicals as further described in the section entitled “Business” and to be transferred to Splitco pursuant to the terms and conditions contained in the Separation Agreement;

•	“PPG common stock” means the common stock, par value $1.66 2/3 per share, of PPG;

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“PPG Debt” means the senior unsecured bridge loans in the amount of $688.0 million incurred by PPG on January 3, 2013 pursuant to that certain 180-day credit agreement among PPG, the lenders from time to time party thereto and Barclays Bank plc, as administrative agent;

•	“PPG Group” means PPG and each of its consolidated subsidiaries which, after consummation of the Merger, will not include the PPG Chlor-alkali and Derivatives Business;

•	“PPG shareholders” means the holders of PPG common stock;

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“Private Letter Ruling” means a Private Letter Ruling from the IRS substantially to the effect that (i) the Distribution, together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and (ii) PPG will not recognize gain or loss for U.S. federal income tax purposes in connection with the receipt of the notes offered hereby or the consummation of the Debt Exchange;

•	“Real Property Agreement” means the Real Property Agreement to be entered into at the date of the Separation, between PPG and Eagle Natrium LLC;

•	“SEC” means the United States Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“Separation” means the transfer by PPG of the assets and liabilities related to the PPG Chlor-alkali and Derivatives Business, including certain subsidiaries of PPG, to Splitco;

•	“Separation Agreement” means the Separation Agreement, dated as of July 18, 2012, between PPG and Splitco;

•	“Servitude Agreement” means the Servitude Agreement to be entered into at the date of the Separation between PPG and Splitco;

•	“Shared Facilities, Services and Supply Agreement” means the Shared Facilities, Services and Supply Agreement to be entered into at the date of the Separation between PPG and Splitco;

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“Special Distribution” means the distribution to be made in connection with the Transactions by Splitco to PPG consisting of (1) the cash proceeds of approximately $212.0 million from the Term Facility and (2) all or a portion of the notes offered hereby;

•	“Splitco” means Eagle Spinco Inc., a Delaware corporation, and, prior to the Merger, a wholly-owned subsidiary of PPG, and, unless stated otherwise or the context otherwise requires, its subsidiaries;

•	“Splitco common stock” means the common stock, par value $0.001 per share, of Splitco;

•	“Splitco Group” means Splitco and each of its consolidated subsidiaries (including, after consummation of the Merger, Georgia Gulf and each of its subsidiaries);

•	“Tax Matters Agreement” means the Tax Matters Agreement to be entered into at the date of the Separation by and among Georgia Gulf, PPG and Splitco;

•	“TCI” means Taiwan Chlorine Industries, Ltd., a joint venture between PPG and China Petrochemical Development Corporation.

•	“TCI Interests” means the shares of TCI owned by PPG as of the date of the Merger Agreement, which represent a 60 percent interest in TCI;

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“Term Facility” means the approximately $212.0 million in new bank debt to be incurred by Splitco under a senior secured term loan facility, which debt will be obligations of Splitco and its subsidiaries and, upon consummation of the Transactions, guaranteed by Georgia Gulf and each of its existing and future domestic subsidiaries (other than certain excluded subsidiaries) (the amount of the Term Facility is subject to adjustment in certain circumstances and may (1) increase or decrease based on the working capital adjustment contained in the Merger Agreement or (2) decrease by an amount equal to $12.0 million plus the amount of any net proceeds from this offering of notes used to fund the Special Distribution in the event the TCI Interests are not owned by Splitco immediately prior to the consummation of the Merger);

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“Transactions” means the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Separation, the Term Facility, the notes offered hereby, the Debt Exchange, the Distribution and the Merger, as described in the section entitled “The Transactions”; and

•	“Transition Services Agreement” means the Transition Services Agreement to be entered into at the date of the Separation between PPG and Splitco.

Overview

The Combined Company

After the consummation of the Merger, Georgia Gulf will own and operate the PPG Chlor-alkali and Derivatives Business through Splitco, which will be Georgia Gulf’s wholly-owned subsidiary, while continuing its current businesses. Georgia Gulf will manage the PPG Chlor-alkali and Derivatives Business as part of Georgia Gulf’s integrated chain of electrovinyl and compound products within its chlorovinyls segment.

The combination of the PPG Chlor-alkali and Derivatives Business with Georgia Gulf’s existing business is intended to make Georgia Gulf an integrated leader across the chlorovinyls chain. Based on industry data from IHS, Inc. (formerly known as CMAI), Georgia Gulf anticipates that the Transactions will create: (1) the third largest chlorine producer in North America; (2) the second largest vinyl chloride monomer (“VCM”) producer in North America; (3) the fourth largest polyvinyl chloride (“PVC”) producer in North America; and (4) one of the lowest-cost chlor-alkali producers in the world due to Georgia Gulf’s access to low-cost North American natural gas, with the electricity and steam requirements of approximately 70% of its chlor-alkali capacity provided by company-owned natural gas fired cogeneration. On a historical combined basis, for the twelve months ended September 30, 2012, we would have generated net sales of approximately $4.9 billion, and Adjusted EBITDA of approximately $645 million. For the definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA, see footnote 2 in the section entitled “Summary Historical and Pro Forma Financial Data—Summary Unaudited Historical Combined and Pro Forma Condensed Combined Financial Information of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business.”

The following chart illustrates our chlorovinyls and building and home improvement products integration on a pro forma basis after giving effect to the Transactions.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer and international marketer of chemicals and building products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Georgia Gulf operates through three reportable segments: (1) chlorovinyls; (2) building products; and (3) aromatics.

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Chlorovinyls: Georgia Gulf’s chlorovinyls segment produces a highly integrated chain of electrovinyl and compound products, which includes chlorine, caustic soda, VCM, vinyl resins, vinyl compounds and compound additives. As of September 30, 2012, Georgia Gulf is one of the largest producers of VCM, vinyl resins, and vinyl compounds by total annual production capacity by product in North America;

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Building Products: Georgia Gulf’s building products segment is comprised of window and door profiles and mouldings products and outdoor building products. Georgia Gulf manufactures extruded vinyl window and door profiles as well as interior and exterior mouldings. Georgia Gulf also manufactures outdoor building products, which include siding, pipe and pipe fittings and deck products. In addition, Georgia Gulf operates distribution centers, some of which are co-located with manufacturing plants.

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Aromatics: Georgia Gulf’s aromatics segment produces an integrated chain of products, which include cumene and the co-products phenol and acetone. As of September 30, 2012, Georgia Gulf operates the world’s largest cumene plant by total annual production capacity.

For the year ended December 31, 2011 and the nine months ended September 30, 2012, Georgia Gulf generated $3,222.9 million and $2,541.1 million in net sales, respectively. For the year ended December 31, 2011 and the nine months ended September 30, 2012, Georgia Gulf generated $222.9 million and $236.5 million in Adjusted EBITDA, respectively.

The PPG Chlor-alkali and Derivatives Business

The PPG Chlor-alkali and Derivatives Business is a producer and supplier of chlor-alkali and derivative products, including chlorine, caustic soda, VCM, chlorinated solvents, calcium hypochlorite, ethylene dichloride (“EDC”), muriatic acid (also called hydrochloric acid or “HCL”) and phosgene derivatives. Most of these products are sold directly to manufacturing companies in the chemical processing, plastics, paper, minerals, metals, agricultural products and water treatment industries.

With sales, marketing, customer service, logistics, production planning, finance and research and development based in Monroeville, Pennsylvania, the PPG Chlor-alkali and Derivatives Business owns and operates plants in Lake Charles, Louisiana; Natrium, West Virginia; La Porte, Texas; Longview, Washington; Beauharnois, Quebec, Canada; and, through the TCI Interests, Kaohsiung, Taiwan. Except for the Monroeville facility, which houses the PPG Chlor-alkali and Derivatives Business’s management, customer service and research and development operations as well as certain other PPG operations, each of these facilities will be transferred to Splitco prior to the Distribution.

For the year ended December 31, 2011 and the nine months ended September 30, 2012, the PPG Chlor-alkali and Derivatives Business generated net sales of $1,741.0 million and $1,292.0 million, respectively. For the year ended December 31, 2011 and the nine months ended September 30, 2012, the PPG Chlor-alkali and Derivatives Business generated $396.0 million and $311.0 million in Adjusted EBITDA, respectively.

Our Strengths

Leading global chemicals and building products company

The Merger creates a leading global chemicals and building products company with a broad portfolio of downstream products and approximately $4.9 billion in net sales on a historical combined basis for the twelve months ended September 30, 2012.

We believe that as a leading integrated chemicals and building products company we will benefit from significant integration and scale, a broad portfolio of downstream products, as well as the regional advantage of low-cost North American natural gas. We expect that the Merger will allow us to expand our manufacturing footprint significantly through the addition of production plants in Lake Charles, Louisiana; Natrium, West Virginia; La Porte, Texas; Longview, Washington; Beauharnois, Quebec; and, through our expected ownership of the TCI Interests, Kaohsiung, Taiwan.

Leading market positions with diversified products

We believe that the combination of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business will significantly increase integration across our chlorovinyls chain. On a pro forma basis after giving effect to the Transactions, we anticipate we will be: (1) the third largest chlorine producer in the North America, (2) the second largest VCM producer in North America, (3) the fourth largest PVC producer in North America, and (4) one of the lowest-cost chlor-alkali producers in the world due to our access to low-cost North American natural gas, with the electricity and steam requirements of approximately 70% of our chlor-alkali capacity provided by company-owned natural gas fired cogeneration.

Our broad range of vinyl resin grades and flexible and rigid vinyl compounds strengthens our competitive position. In our aromatics segment, we are a leading North American producer of cumene, phenol and acetone. Our cumene manufacturing facility located in Pasadena, Texas, along the Houston ship channel has nameplate annual capacity of two billion pounds and is the largest in the world based on capacity. We are fully backward integrated in relation to our cumene needs for the production of phenol and acetone. In our vinyl-based home improvement and building products segments, window, door and mouldings products and outdoor building products, we are one of the largest extruders of window and door profiles in North America. We believe we are the third largest manufacturer and marketer of vinyl siding in North America and the second largest manufacturer of pipe and pipe fittings in Canada based on production capacity. We market and sell our high-quality home improvement and building products under our Royal Building Products and Exterior Portfolio brands, which are well-recognized in the industry for product innovation and quality. Our leadership position enables us to effectively meet customers’ volume and product grade requirements.

Low cost producer of commodity chemicals

We own and operate highly integrated chemical manufacturing facilities located within close proximity to major water and rail access, our customer base and suppliers of raw materials. Our operations at these facilities include the production of chlorine, caustic soda, VCM, vinyl resins and compounds, cumene and phenol and acetone. In addition, we have numerous manufacturing facilities and distribution centers for our building and home improvement products to facilitate prompt and cost-effective delivery to our customers. We believe our vertical integration, world-scale manufacturing facilities, operating efficiencies and facility locations and the productivity of our employees provide us with a competitive cost position in the primary markets we serve. The large scale and level of operational integration of our facilities enhances our control over production costs and capacity utilization rates, as compared to our less integrated competitors.

We believe the Merger will significantly increase our level of backward integration into chlorine and caustic soda. In addition, we expect to achieve approximately $115.0 million in annualized cost synergies relating to improved procurement and logistics, operating rate optimization and reduction in general and administrative expenses. We believe the Merger will allow for greater scale and ability to capitalize on globally advantaged, low-cost North American natural gas and provide a foundation for future growth.

Expertise in product formulation and innovation

Over the past 20 years, we have developed specific vinyl resins and compound formulations for many products, including many of the vinyl-based home improvement and building products we manufacture and market under the Royal Building Products and Exterior Portfolio brands. This expertise has allowed us to develop competitively priced vinyl resins and compounds, which we believe our customers have used to improve manufacturing efficiencies and to produce differentiated products based on quality and other performance characteristics. We believe that coupling this expertise with our experiences and innovation in development of vinyl-based home improvement and building products will allow us to further penetrate the building products markets in North America and create opportunities for new product development.

Experienced management team

Following the Merger, we will be led by Georgia Gulf’s existing management team, together with senior management additions from the PPG Chlor-alkali and Derivatives Business. The board of directors of Georgia Gulf will consist of the eight existing Georgia Gulf board members and three members to be designated by PPG, including Michael H. McGarry, who is currently an executive vice president of PPG with responsibility for the PPG Chlor-alkali and Derivatives Business through the consummation of the Merger, and will remain with PPG after the Merger.

Our Strategies

Integration and product portfolio diversification

A key element of Georgia Gulf’s strategy has been to increase its level of integration in chlorovinyls. As a result of the Merger, we expect that our combined chlorine and caustic production capacity will increase by nearly 400 percent over Georgia Gulf’s existing stand-alone production capacity. In addition, we believe we will have significant additional operational flexibility due to the integration of four North American chlorine and caustic production facilities from the PPG Chlor-alkali and Derivatives Business. Accordingly, we believe we will be able to satisfy all of our internal chlorine-based product requirements with improved operating rates through the business cycle. We expect that the combination with the PPG Chlor-alkali and Derivatives Business will reduce the potential for negative impacts from any planned or unplanned production outages by adding the capability to serve both internal needs and external customers from five North American production facilities, as compared to Georgia Gulf’s current ability to meet those needs from a single site. Additionally, we expect that we will have a more diverse portfolio of chlorine-based products with increased scale in caustic sales and the addition of HCL, calcium hypochlorite and chlorinated solvents from the PPG Chlor-alkali and Derivatives Business. We also plan to continue to explore further opportunities to vertically integrate our operations and broaden our portfolio offerings.

Operational efficiencies and cost savings

The combination with the PPG Chlor-alkali and Derivatives Business increases our size, economies of scale and total capabilities, which we believe should allow us to continue to improve our cost structure and increase profitability. We expect to achieve approximately $115.0 million in annualized cost synergies relating to improved procurement and logistics, operating rate optimization and reduction in general and administrative expenses. In addition, we believe our increased size and scale will allow us to secure ethylene supply on more favorable terms while increased vertical integration enhances our operating rate throughout the cycle. The close geographic proximity and existing operational integration of the PPG Chlor-alkali and Derivatives Business Lake Charles production facility with our Lake Charles VCM production facility should increase the achievability of a meaningful portion of our expected synergies.

Focus on organic growth in domestic and export markets

We believe we are well-positioned for the future as natural gas positions North American chlor-alkali producers at the low end of the global cost curve. This position, combined with our favorable Gulf Coast logistics, should allow us to effectively compete in global export markets. We believe North American housing, remodeling and construction markets will continue to recover from historically depressed levels. Additionally, we believe we are well positioned to participate in North American ethylene expansion based on our increased size and scale.

We believe that increased chlorine production capacity will create new opportunities for organic growth that were not available on a stand-alone basis. Historically, we have been limited in our ability to organically grow our VCM and PVC businesses due to lack of chlorine integration. We plan to use approximately 60% of chlorine production capacity internally. We expect that this excess production capacity will allow us to sell the remainder on the merchant market or expand production of VCM and PVC or other downstream growth opportunities. We believe we are well-positioned to capitalize on these increased opportunities, particularly due to the cost advantaged position of North American natural gas position and the proximity of our VCM and PVC production facilities to large Gulf Coast ports.

Enhance cash flow and credit profile

We believe the Merger will allow us to significantly enhance our cash flow from operations and Adjusted EBITDA and maintain a strong credit profile. We believe the enhanced cash flow from operations will allow us greater financial flexibility than we would have on a standalone basis, even after taking into account the additional indebtedness incurred in connection with the Transactions. We believe we will have a strong capital structure as a result of the Merger, and we plan to use our cash flow from operations to improve our credit profile and invest in our integrated businesses.

Leverage our competitive strengths

We plan to continue to strengthen our competitive position through further focus on integration across the product chain, seek to optimize our world-scale facilities, seek to maximize our operating efficiencies and seek to increase the productivity of our employees. In addition, we plan to continue leveraging our wide breadth of multiple complementary products by identifying and pursuing cross-selling opportunities.

Transaction Rationale

The Transactions combine two complementary businesses. Key benefits of the Transactions include:

Creates Global Chemicals and Building Products Leader with Increased Scale

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The combination of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business is expected to result in the creation of a Fortune 500 company with approximately $4.9 billion in net sales on a historical combined basis for the twelve months ended September 30, 2012, and a broad portfolio of leading positions in downstream chemicals and building products.

•	We anticipate we will be the third largest chlor-alkali producer and second largest VCM producer in North America.

•	We believe the Transactions materially increase scale for future growth opportunities while maintaining a conservative capital structure.

Enhanced Vertical Integration with Significant U.S. Natural Gas Driven Chlor-alkali Production

•	We expect full vertical chlorine integration into vinyl will enhance operating rates throughout the business cycle.

•	The large scale and level of operational integration of our facilities enhances our control over production costs and capacity utilization rates, as compared to our less integrated competitors.

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We expect the electricity and steam requirements of approximately 70% of our chlor-alkali capacity to be provided by company-owned natural gas fired cogeneration, which we anticipate will make us one of the lowest cost integrated chlor-alkali producers in the world.

•	We expect that the Transactions will allow for greater scale and ability to capitalize on globally advantaged, low-cost North American natural gas and provide a foundation for future growth.

Significant Cost Synergies and Well-Positioned to Capitalize on Growth Opportunities

•	We believe the combination of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business will result in significant run-rate cost synergies of approximately $115.0 million annually.

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The combination of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business is expected to result in lower procurement and logistics cost from savings of combined ethylene and natural gas purchases as well as freight and terminal optimization.

•	As a result of the Transactions, we expect reduced overhead charges and information technology savings.

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The close geographic proximity and existing operational integration of the PPG Chlor-alkali and Derivatives Business’s Lake Charles production facility with Georgia Gulf’s Lake Charles production facility should increase the achievability of a meaningful portion of our expected synergies.

Financially Compelling

•	We believe the Combined Company will have a better credit profile and balance sheet, stronger operating cash flow, and greater financial flexibility than either of the two businesses independently.

Recent Developments

Based on operating data and preliminary financial data currently available, Georgia Gulf estimates that on a standalone basis:

•	Georgia Gulf’s net sales for the fiscal year ended December 31, 2012 will be approximately $3.3 billion;

•	Georgia Gulf’s cash and cash equivalents as of December 31, 2012 will be approximately $200 million;

•	Georgia Gulf’s total debt position as of December 31, 2012 will be approximately $448 million, including no cash drawn under the ABL Revolver (as defined herein).

In addition, Georgia Gulf expects to exceed its previously provided full year guidance for Adjusted EBITDA. For the fiscal year ended December 31, 2012, Georgia Gulf now expects its Adjusted EBITDA on a standalone basis to be between $330 million and $340 million(1).

(1)	Adjusted EBITDA is a non-GAAP financial measure. Georgia Gulf has generally provided reconciliations of the historical non-GAAP measures included herein to the most directly comparable GAAP measures in the section of this offering memorandum entitled “Selected Pro Forma and Historical Financial Data—Selected Historical Consolidated Financial Data of Georgia Gulf.” However, Georgia Gulf has not provided a reconciliation of this forward-looking non-GAAP financial measure to the directly comparable GAAP measure because, due primarily to the timing of the closing of Georgia Gulf’s financial records for the fiscal year ended December 31, 2012, it does not currently have sufficient data to accurately provide this reconciliation to net income without unreasonable efforts. Georgia Gulf believes the probable significance of its providing this forward-looking non-GAAP financial measure without a reconciliation to net income is that investors and analysts will have certain information that Georgia Gulf believes to be useful and meaningful regarding its expected results for the fiscal year ended December 31, 2012, but that such investors and analysts will not have all of Georgia Gulf’s expected financial results on a GAAP basis. As a result, investors and analysts may be unable to accurately compare Georgia Gulf’s expected results to its historical results or the results or expected results of other companies who may have treated such matters differently. Georgia Gulf management believes that, given the inherent uncertainty of forward-looking statements, its investors and analysts will be able to understand and appropriately take into account the limitations in the information Georgia Gulf has provided. Investors are cautioned that until Georgia Gulf’s financial records are closed for the fiscal year, it cannot predict the occurrence, timing or amount of all non-GAAP items that it excludes from Adjusted EBITDA. As a result, the actual effect of these items, when determined could potentially be significant to the calculation of Adjusted EBITDA for the fiscal year ended December 31, 2012.

Georgia Gulf has not finalized its financial statement closing process for the fiscal year ended December 31, 2012. As a result, these estimates for net sales, cash, debt and Adjusted EBITDA are based on preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with year-end adjustments. There can be no assurance that Georgia Gulf’s actual net sales, cash, debt and Adjusted EBITDA for the fiscal year ended December 31, 2012 will fall within the ranges set forth above or that this preliminary financial data is indicative of future performance. Any variation between Georgia Gulf’s actual results and the preliminary financial data set forth above may be material. Accordingly, investors should exercise caution in relying on the preliminary financial data contained herein and should not draw any inferences from this information regarding financial or operating data that is not discussed herein. This preliminary financial data has been prepared by, and is the responsibility of, Georgia Gulf management. Georgia Gulf’s independent auditors, Ernst & Young LLP, have not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Summary Historical and Pro Forma Financial Data

The following summary combined financial data of the PPG Chlor-alkali and Derivatives Business and summary consolidated financial data of Georgia Gulf are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the sections entitled “Business” and “Selected Pro Forma and Historical Financial Data,” each included elsewhere herein.

Summary Unaudited Historical Combined and Pro Forma Condensed Combined Financial Information of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business

The following summary unaudited historical combined and pro forma condensed combined financial information of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business is being presented for illustrative purposes only. The following summary unaudited historical combined and pro forma condensed combined financial data assumes that the PPG Chlor-alkali and Derivatives Business had been owned by Georgia Gulf for all periods, and at the date presented. Georgia Gulf and the PPG Chlor-alkali and Derivatives Business may have performed differently had they actually been combined for all periods or on the date presented. The following summary unaudited historical combined and pro forma condensed combined financial data may not be indicative of the results or financial condition that would have been achieved had Georgia Gulf and the PPG Chlor-alkali and Derivatives Business been combined other than during the periods or on the date presented or of the actual future results or financial condition of Georgia Gulf to be achieved following the Transactions.

	Twelve Months Ended September 30, 2012 (Historical Combined)(1)	As of and for the Nine Months Ended September 30, 2012 (Pro Forma)	For the Year Ended December 31, 2011 (Pro Forma)
(In millions)
Results of Operations:
Net sales	$4,908	$3,794	$4,876
Operating costs and expenses:
Cost of sales	4,062	3,109	4,134
Selling, general and administrative	314	294	360
Long-lived asset impairment charges	8	—	8
Transaction related costs, Restructuring and other, net	30	11	3
Other charges	9	8	10
Other earnings	(15)	(13)	(27)
(Gains) on sale of assets	(19)	(19)	(1)

Total operating costs and expenses	4,389	3,390	4,487

Operating income	519	404	388
Interest expense, net	(59)	(87)	(123)
Loss on redemption and other debt costs	(4)	—	(5)
Foreign exchange loss	(1)	(1)	(1)

Income before income taxes	455	316	260
Provision for income taxes	135	96	57

Net income	320	220	203

Less: net income attributable to noncontrolling interest	14	8	10

Net income attributable to controlling shareholders	$306	$212	$193

	Twelve Months Ended September 30, 2012 (Historical Combined)(1)	As of and for the Nine Months Ended September 30, 2012 (Pro Forma)	For the Year Ended December 31, 2011 (Pro Forma)
(In millions)
Financial Highlights:
Total assets		$5,381
Total liabilities		3,104

Other Selected Data:
Adjusted EBITDA(2)	$645	$561	$637
Capital expenditures	$140	$89	$130

(1)	The summary unaudited historical combined financial information of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business for the twelve months ended September 30, 2012 has been prepared on a basis different from, and are not directly comparable to, such pro forma condensed combined financial information for the nine months ended September 30, 2012 and the year ended December 31, 2011. The summary unaudited historical combined financial information of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business for the twelve months ended September 30, 2012 has been derived from the combination of Georgia Gulf’s unaudited condensed consolidated financial statements for the last quarter of 2011, as derived from Georgia Gulf’s audited consolidated financial statements for the year ended December 31, 2011, and Georgia Gulf’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2012, along with the combination of the PPG Chlor-alkali and Derivatives Business’s unaudited condensed combined financial statements for the last quarter of 2011, as derived from the PPG Chlor-alkali and Derivatives Business’s audited combined financial statements for the year ended December 31, 2011, and the PPG Chlor-alkali and Derivatives Business’s unaudited condensed combined financial statements for the nine months ended September 30, 2012.
(2)	In addition to evaluating financial condition and results of operations in accordance with GAAP, management of Georgia Gulf also reviews and evaluates certain alternative financial measures not prepared in accordance with GAAP. Non-GAAP measures do not have definitions under GAAP and may be defined differently by and not be comparable to, similarly titled measures used by other companies. As a result, management of Georgia Gulf considers and evaluates non-GAAP measures in connection with a review of the most directly comparable measure calculated in accordance with GAAP. Management of Georgia Gulf cautions investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable GAAP measure.

In this document, Georgia Gulf supplements its financial information prepared in accordance with GAAP with Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, cash and non-cash restructuring and certain other costs related to financial restructuring and business improvement initiatives, gains or losses on substantial modification of debt and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the Merger, goodwill, intangibles, and other long-lived asset impairments, and interest expense related to OMERS lease financing obligations) because Georgia Gulf believes investors commonly use Adjusted EBITDA as a main component of valuing cyclical companies such as Georgia Gulf. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income (loss) as a measure of performance or to cash provided by operating activities as a measure of liquidity. In addition, Georgia Gulf’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

A reconciliation of Adjusted EBITDA to net income (loss) determined in accordance with GAAP is provided below:

	Twelve Months Ended September 30, 2012
	Historical
(in millions)	Georgia Gulf	PPG Chlor- alkali and Derivatives Business	Historical Combined
Net income	$85.0	$235.0	$320.0
Net income attributable to non-controlling interests	—	(14.0)	(14.0)
Provision for income taxes	20.3	115.0	135.3
Interest income	(0.3)	—	(0.3)
Loss on redemption and other debt costs	3.8	—	3.8
Interest expense	59.2	—	59.2
Depreciation and amortization expense(b)	91.2	42.0	133.2
Long-lived asset impairment charges	8.3	—	8.3
Transaction related costs, restructuring and other, net	28.7	1.0	29.7
(Gains) on sale of assets(c)	(19.2)	—	(19.2)
Other(d)	(11.2)	—	(11.2)

Adjusted EBITDA	$265.8	$379.0	$644.8

	Nine Months Ended September 30, 2012
	Historical		Pro Forma Adjustments(a)
(in millions)	Georgia Gulf	PPG Chlor- alkali and Derivatives Business	Acquisition Adjustments	Financing Adjustments	Pro Forma Condensed Combined
Net income	$88.3	$193.0	$(34.4)	$(26.9)	$220.0
Net income attributable to non-controlling interests	—	(10.0)	2.1	—	(7.9)
(Benefit) provision for income taxes	38.1	95.0	(20.7)	(16.1)	96.3
Interest income	(0.2)	—	—	—	(0.2)
Interest expense	43.8	—	—	43.0	86.8
Depreciation and amortization expense(b)	68.0	32.0	82.4	—	182.4
Transaction related costs, restructuring and other, net	26.4	1.0	(16.3)	—	11.1
(Gains) on sale of assets(c)	(19.3)	—	—	—	(19.3)
Other(d)	(8.6)	—	—	—	(8.6)

Adjusted EBITDA	$236.5	$311.0	$13.1	$—	$560.6

	Year Ended December 31, 2011
	Historical		Pro Forma Adjustments(a)
(in millions)	Georgia Gulf	PPG Chlor- alkali and Derivatives Business	Acquisition Adjustments	Financing Adjustments	Pro Forma Condensed Combined
Net income	$57.8	$246.0	$(65.2)	$(35.8)	$202.8
Net income attributable to non-controlling interests	—	(13.0)	3.0	—	(10.0)
(Benefit) provision for income taxes	(4.3)	122.0	(39.1)	(21.5)	57.1
Interest income	(0.3)	—	—	—	(0.3)
Loss on redemption and other debt costs	4.9	—	—	—	4.9
Interest expense	65.7	—	—	57.3	123.0
Depreciation and amortization expense(b)	101.5	41.0	109.8	—	252.3
Long-lived asset impairment charges	8.3	—	—	—	8.3
Restructuring costs	3.3	—	—	—	3.3
(Gains) on sale of assets(c)	(1.2)	—	—	—	(1.2)
Other(d)	(12.8)	—	9.3	—	(3.5)

Adjusted EBITDA	$222.9	$396.0	$17.8	$—	$636.7

(a)	See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements for a discussion of the various pro forma adjustments.
(b)	The following is a reconciliation of the acquisition adjustments made to depreciation in Note 2, “Acquisition Adjustments” in the Unaudited Pro Forma Condensed Combined Financial Statements to the acquisition adjustments made to depreciation contained in this reconciliation of Adjusted EBITDA:

	Twelve Months Ended September 30, 2012	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
(in millions)
An increase in depreciation expense resulting from an increase in the value of the PPG Chlor-alkali and Derivatives Business’s property, plant and equipment	$38.2	$28.7	$38.2
An increase in amortization expense resulting from adjustments to intangible assets	71.6	53.7	71.6

Depreciation and amortization expense pro forma acquisition adjustment included in the reconciliation of Adjusted EBITDA to net income (loss) determined in accordance with GAAP	$109.8	$82.4	$109.8

(c)	(Gains) on sale of assets for Georgia Gulf for the nine months ended September 30, 2012 primarily consists of a $17.4 million gain on the sale of our air separation plant in Plaquemine, Louisiana. Concurrent with the sale, we entered into a long-term supply agreement with the purchaser to supply the Plaquemine facility with the products made by the air separation unit at market prices. The remaining gain in the nine months ended September 30, 2012 and the year ended December 31, 2011 primarily relate to the sale of equipment and real estate related to a previously shut down plant.
(d)	“Other” for Georgia Gulf for the nine months ended September 30, 2012 consists of $3.0 million of loan cost amortization and $5.5 million of OMERS lease financing obligations interest. For the year ended December 31, 2011, “Other” for Georgia Gulf consists of $4.1 million in loan cost amortization, $7.4 million of OMERS lease financing obligations interest and a $4.4 million reversal of non-income tax reserves, partially offset by $3.0 million in acquisition costs and inventory purchase accounting adjustments. For the year ended December 31, 2011, “Other” in the Acquisition Adjustments column consists of $9.3 million inventory purchase accounting adjustment.

Summary Historical Combined Financial Data of the PPG Chlor-alkali and Derivatives Business

Splitco, is a newly formed, direct wholly-owned subsidiary of PPG that was organized specifically for the purpose of effecting the Separation. The following summary historical combined financial data of the PPG Chlor-alkali and Derivatives Business for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 and as of December 31, 2011 and December 31, 2010 has been derived from the audited combined financial statements of the PPG Chlor-alkali and Derivatives Business. The following summary historical condensed combined financial data of the PPG Chlor-alkali and Derivatives Business for the nine-month periods ended September 30, 2012 and September 30, 2011, and as of September 30, 2012, September 30, 2011 and December 31, 2009, has been derived from the unaudited condensed combined financial statements of the PPG Chlor-alkali and Derivatives Business, but is not necessarily indicative of the results or the financial condition to be expected for the remainder of the year or any future date or period. The management of the PPG Chlor-alkali and Derivatives Business believes that the unaudited condensed combined financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the results as of and for the interim periods presented.

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
(In Millions)
Statement of Income Data:
Net sales	$1,292	$1,340	$1,741	$1,441	$1,282
Cost of sales, exclusive of depreciation and amortization	884	927	1,224	1,117	1,001
Selling, general and administrative	91	91	123	102	100
Depreciation and amortization	32	31	41	39	40
Research and development—net	1	1	2	2	2
Business restructuring	1	—	—	—	6
Other charges	8	9	10	11	9
Other earnings	(13)	(25)	(27)	(7)	(12)

Income before income taxes	288	306	368	177	136
Income tax expense	95	102	122	65	43

Net income attributable to the controlling and noncontrolling interests	193	204	246	112	93
Less: Net income attributable to noncontrolling interests	(10)	(9)	(13)	(7)	(5)

Net income (attributable to the PPG Chlor-alkali and Derivatives Business)	$183	$195	$233	$105	$88

Balance Sheet Data (at end of period):
Total assets	$786	$718	$734	$621	$601
Working capital	176	131	119	81	77
Other long-term obligations	318	274	320	268	264
Total Parent company shareholders’ equity	241	222	181	132	130

Cash Flow Data:
Cash from operating activities	$172	$191	$276	$142	$133
Cash used for investing activities	$(31)	$(56)	$(86)	$(43)	$(22)
Cash used for financing activities	$(153)	$(131)	$(174)	$(95)	$(123)

Summary Historical Consolidated Financial Data of Georgia Gulf

The following summary historical consolidated financial data of Georgia Gulf for the years ended December 31, 2011, 2010 and 2009, and as of such dates, has been derived from Georgia Gulf’s audited consolidated financial statements as of and for the years ended December 31, 2011, 2010 and 2009. The following summary historical consolidated financial data as of and for the nine month periods ended September 30, 2012 and 2011 has been derived from the unaudited condensed consolidated financial statements of Georgia Gulf and is not necessarily indicative of the results or financial condition to be expected for the remainder of the year or for any future period. Georgia Gulf’s management believes that the unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results and the financial condition as of and for the interim periods presented.

(In millions)	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2012	2011	2011	2010	2009
Results of Operations:
Net sales	$2,541	$2,549	$3,223	$2,818	$1,990
Cost of sales	2,210	2,292	2,920	2,544	1,779
Selling, general and administrative expenses	153	130	168	160	183
Long-lived asset impairment charges	—	—	8	—	22
Transaction related costs, restructuring and other, net	26	1	3	—	7
(Gains) on sale of assets	(19)	(1)	(1)	—	—

Operating income (loss)	171	127	125	114	(1)
Interest expense	(44)	(50)	(65)	(69)	(131)
Loss on redemption and other debt costs	—	(1)	(5)	—	(43)
Gain on debt exchange(1)	—	—	—	—	401
Foreign exchange loss	(1)	(1)	(1)	(1)	(1)
Interest income	—	—	—	—	1

Income from operations before taxes	126	75	54	44	226
Provision (benefit) for income taxes	38	14	(4)	1	95

Net income	$88	$61	$58	$43	$131

Balance Sheet Data:
Net working capital(2)	$448	$407	$385	$400	$341
Property, plant and equipment, net	637	641	641	653	688
Total assets	1,801	1,835	1,644	1,666	1,605
Total debt	498	592	497	578	633
Lease financing obligation	114	108	110	112	106

Cash Flow Data:
Net cash provided by operating activities	66	20	187	184	1
Net cash (used in) investing activities	(32)	(115)	(137)	(45)	(26)
Net cash (used in) provided by financing activities	(5)	16	(86)	(56)	(29)

Other Selected Data:
Adjusted EBITDA(3)	$237	$194	$223	$201	$155
Depreciation and amortization	68	78	102	100	117
Capital expenditures	56	44	66	46	30
Acquisition, net of cash acquired	—	71	71	—	—
Maintenance expenditures	129	107	109	137	104

(1)	Reflects gain recognized from the extinguishment of certain outstanding notes that were exchanged in connection with Georgia Gulf’s private debt for equity exchange offers consummated on July 29, 2009.
(2)	Net working capital means current assets less current liabilities.
(3)	Georgia Gulf supplements its financial statements prepared in accordance with GAAP with Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains (loss) on substantial modification of debt and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer to acquire Georgia Gulf and the Merger, goodwill, intangibles, and other long-lived asset impairments, and interest expense related to the OMERS sale-leaseback transaction) because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Georgia Gulf. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income (loss) as a measure of performance or to cash provided by operating activities as a measure of liquidity. In addition, Georgia Gulf’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. A reconciliation of Adjusted EBITDA to net income (loss) determined in accordance with GAAP is provided below:

	Nine Months Ended September 30,		Year Ended December 31,
(in millions)	2012	2011	2011	2010	2009
Net income	$88	$61	$58	$43	$131
(Benefit) provision for income taxes	38	14	(4)	1	95
Interest income	—	—	—	—	(1)
Gain on debt exchange(a)	—	—	—	—	(401)
Loss on redemption and other debt costs	—	—	5	—	43
Interest expense	44	50	65	69	131
Depreciation and amortization expense	68	78	102	100	118
Long-lived asset impairment charges	—	—	8	—	22
Restructuring costs	26	1	3	—	7
(Gains) on sale of assets	(19)	(1)	(1)	—	—
Other (b)	(8)	(9)	(13)	(12)	10

Adjusted EBITDA	$237	$194	$223	$201	$155

(a)	Reflects gain recognized from the extinguishment of certain outstanding notes that were exchanged in connection with Georgia Gulf’s private debt for equity exchange offers consummated on July 29, 2009.
(b)	Other for all periods includes loan cost amortization, which is included in both the depreciation and amortization expense line item and interest expense line item above, and lease financing obligation interest. Other for the period ended September 30, 2011 also includes a $4.4 million reversal of non-income tax reserves, partially offset by $3.0 million acquisition costs and inventory purchase accounting adjustment. Other for the year ended December 31, 2011 also includes $3.0 million acquisition costs and inventory purchase accounting adjustment, partially offset by $4.4 million reversal of non-income tax reserves. Other for the year ended December 31, 2009 also includes $13.9 million of equity compensation related to the 2009 equity and performance incentive plan, $13.1 million of operational and financial restructuring consulting fees, partially offset by $9.6 million of loan cost amortization.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained or incorporated herein in connection with any evaluation of Georgia Gulf. Some of the risks described below relate principally to the business and the industry in which we will operate after the Transactions, while others relate principally to the Transactions. The remaining risks relate principally to the offering of the notes. The risks described below are not the only risks that we face following the consummation of the Transactions. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect our business operations and financial condition. In such a case, you may lose all or part of your investment in the notes.

Risks Related to Our Business

The chemicals industry is cyclical, seasonal and volatile, experiencing alternating periods of tight supply and overcapacity, and the building products industry is also cyclical and seasonal. This cyclicality adversely impacts our capacity utilization and causes fluctuations in our results of operations.

Georgia Gulf’s historical operating results for its chemical businesses have tended to reflect the cyclical and volatile nature of the chemicals industry. We expect to continue to be subject to cyclicality and volatility following the consummation of the Transactions. Historically, periods of tight supply of commodity chemicals have resulted in increased prices and profit margins thereon, and have been followed by periods of substantial capacity increase, resulting in oversupply and declining prices and profit margins for those products. A number of our chemical products are and will remain highly dependent on markets that are particularly cyclical, such as the building and construction, paper and pulp, and automotive markets. The chlor-alkali industry is also cyclical, both as a result of changes in demand for each of chlorine and caustic soda and as a result of changes in manufacturing capacity, and prices for both products respond rapidly to changes in supply and demand conditions in the industry. The chlor-alkali industry experiences its highest level of activity during the spring and summer months. The first and fourth quarter demand in the chlor-alkali industry usually reflects a decrease in construction and water treatment activity due mainly to weather patterns in those periods. As a result of changes in demand for our products, our operating rates and earnings fluctuate significantly, not only from year to year, but also from quarter to quarter, depending on factors such as feedstock costs, transportation costs, and supply and demand for the product produced at the facility during that period. In order to compensate for changes in demand, Georgia Gulf has historically operated individual facilities below or above rated capacities in any period, and we expect to continue this practice in the future. We may idle a facility for an extended period of time because an oversupply of a certain product or a lack of demand for that product makes production uneconomical. Facility shutdown and subsequent restart expenses may adversely affect periodic results when these events occur. In addition, a temporary shutdown may become permanent, resulting in a write-down or write-off of the related assets. Industry-wide capacity expansions or the announcement of such expansions have generally led to a decline in the pricing of our chemical products in the affected product line. Following the completion of the Transactions, we expect that we may be required to take similar actions in the future in response to cyclical conditions. We cannot provide any assurances that future growth in product demand will be sufficient to utilize any additional capacity.

In addition, the cyclical and seasonal nature of the building products industry, which is significantly affected by changes in national and local economic and other conditions such as employment levels, demographic trends, availability of financing, interest rates and consumer confidence, could negatively affect the demand for and pricing of our building products. For example, if interest rates increase, the ability of prospective buyers to finance purchases of home improvement products and invest in new real estate could be adversely affected, which, in turn, could adversely affect our financial performance. In response to the significant decline in the market for Georgia Gulf’s building and home improvement products beginning in 2008, Georgia Gulf closed facilities and sold certain businesses and assets and we continue to monitor cost control initiatives. In the near-term, it is unclear whether demand for these products will return and stabilize or whether demand for our building products will further decline.

Our operations and assets are and will continue to be subject to extensive environmental, health and safety laws and regulations; the costs associated with compliance with these regulations could materially adversely affect our financial condition and results of operations, and the failure to comply could expose us to material liabilities.

Our operations and assets are, and are expected to continue to be, subject to extensive environmental, health and safety regulation, including laws and regulations related to air emissions, water discharges, waste disposal and remediation of contaminated sites, at both the national and local levels in the U.S. We are also subject to similar laws and regulations in Canada and, after consummation of the Transactions, expect to be subject to similar regulations in other jurisdictions. The nature of the chemical and building products industries exposes, and is expected to continue to expose, us to risks of liability under these laws and regulations due to the production, storage, use, transportation and sale of materials that can cause contamination or personal injury, including, in the case of commodity chemicals, potential releases into the environment. Environmental laws may have a significant effect on the costs of use, transportation and storage of raw materials and finished products, as well as the costs of the storage and disposal of wastes. We have and will continue to incur substantial operating and capital costs to comply with environmental laws and regulations. In addition, we may incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in its operations for violations arising under these laws and regulations.

For example, some environmental laws, such as the federal Superfund statute, impose joint and several liability for the cost of investigations and remedial actions on any company that generated, arranged for disposal of or transported waste to a disposal site, or selected or presently or formerly owned or operated a disposal site or a site otherwise contaminated by hazardous substances. A number of environmental liabilities have been associated with our facilities at Lake Charles, Louisiana that Georgia Gulf acquired as part of its acquisition of the vinyls business of CONDEA Vista Company (“CONDEA Vista,” which is now known as Sasol North America, Inc.) and which may be designated as Superfund sites. Although CONDEA Vista retained financial responsibility for certain environmental liabilities that relate to the acquired facilities that arose before the closing of the acquisition in November 1999, there can be no assurance that CONDEA Vista will be able to satisfy its obligations in this regard, particularly in light of the long period of time in which environmental liabilities may arise under the environmental laws. If CONDEA Vista fails to fulfill its obligations regarding these environmental liabilities, then we could be held responsible. Furthermore, we are severally responsible for, and do not have indemnification for, any environmental liabilities arising from certain other acquisitions, including several liabilities resulting from Royal Group’s operations prior to Georgia Gulf’s acquisition of that company.

In connection with the consummation of the Transactions, we will acquire a significant additional number of properties and amount of assets, which could materially increase our compliance costs and exposure to liabilities. The properties and assets associated with the PPG Chlor-alkali and Derivatives Business are subject to similar environmental health and safety laws and regulations, as are the properties and assets of Georgia Gulf, which could require or result in significant additional capital expenditures in future periods. For example, the PPG Chlor-alkali and Derivatives Business could be responsible for, and is engaged in discussing with various parties regarding an allocation of costs relating to certain environmental remediation plans at the Calcasieu River Estuary in Lake Charles, Louisiana. These costs could be material and, if incurred, would be expected to be incurred following the consummation of the Transactions. Further, PPG has recently settled with the Louisiana Department of Environmental Quality alleged violations of PPG’s Lake Charles facility’s air permit relating to the PPG Chlor-alkali and Derivatives Business. The settlement calls for a cash payment of $400,000 and the performance of Beneficial Environmental Projects expected to cost $220,000. In connection with the Transactions, this settlement is a liability of the PPG Chlor-alkali and Derivatives Business.

Separately, the PPG Chlor-alkali and Derivatives Business’s facility in Natrium, West Virginia is subject to a number of environmental uncertainties. This facility discharges wastewater into the Ohio River pursuant to a permit issued by the West Virginia Department of Environmental Protection. Because it discharges into the Ohio River, this facility’s permit terms must conform to pollution control standards for the Ohio River set by the Ohio

River Valley Water Sanitation Commission (“ORSANCO”). ORSANCO has adopted certain pollution control standards that prohibit, as of October 16, 2013, the use of a “mixing zone” as used by, among others, the PPG Chlor-alkali and Derivatives Business, to meet certain water quality standards. PPG, on behalf of the PPG Chlor-alkali and Derivatives Business, submitted a request for a variance from this prohibition and to allow for the continued use of a mixing zone for mercury for the life of the permit, and for any subsequent permits. On October 12, 2012, ORSANCO granted PPG’s request for a variance which will allow the PPG Chlor-alkali and Derivatives Business to continue to have a mixing zone for its discharge of mercury for a five-year period after ORSANCO’s prohibition on mixing zones takes effect on October 16, 2013. In addition, this facility operates a coal-fired power plant that it is currently anticipated may require capital expenditures in the range of $15-30 million in order to remain in compliance with the requirements of certain final regulations expected to be issued by the United States Environmental Protection Agency (the “EPA”) in 2012 relating to emissions standards for large and small boilers and incinerators that burn solid waste, known as Boiler maximum achievable control technology (“MACT”) regulations. No assurances as to the timing or content of the Boiler MACT regulations can be provided, and any final regulations may require the incurrence of significant additional costs beyond those currently anticipated.

As of September 30, 2012, the PPG Chlor-alkali and Derivatives Business had reserves for environmental contingencies totaling approximately $33 million of which $5 million was classified as a current liability.

For additional information on the potential environmental liabilities associated with the properties and assets of the PPG Chlor-alkali and Derivatives Business, including the expected timing and costs of actions related thereto, see the section entitled “Business—Environmental Regulation” and “—Legal Proceedings.”

In addition, due to the nature of environmental laws, regulations and liabilities, it is possible that the reviews Georgia Gulf conducted in connection with its evaluation of, and determination to enter into, the Transactions, may not have identified all potentially adverse conditions. Such conditions may not presently exist or be detectable through reasonable methods, or may not be able to be adequately valued. For example, the PPG Chlor-alkali and Chemical Business’s facility in Natrium, West Virginia has been in operation for over 65 years. There may be significant latent liabilities or future claims arising from the operation of a facility of this age, and we may be required to incur material future remediation or other costs in connection with future actions or developments at this or other facilities.

We expect to be continually subjected to increasingly stringent environmental and health and safety laws and regulations and that continued compliance will require increased capital expenditures and increased operating costs, or may impose restrictions on our present or future operations. It is difficult to predict the future interpretation and development of these laws and regulations or their impact on our future earnings and operations. Our policy is to accrue costs relating to environmental matters when it is probable that these costs will be required and can be reasonably estimated. Any increase in these costs, or any material restrictions, could materially adversely affect our liquidity, financial condition and results of operations. However, estimated costs for future environmental compliance and remediation may be materially lower than actual costs, or we may not be able to quantify potential costs in advance. Actual costs related to any environmental compliance in excess of estimated costs could have a material adverse effect on our financial condition in one or more future periods.

Recent heightened interest in environmental-related issues could require us to incur significant compliance costs or result in material operating restrictions.

Heightened interest in environmental regulation, such as climate change issues, have the potential to materially impact our costs and present and future operations. We, and other chemicals companies, are currently required to file certain governmental reports relating to greenhouse gas (“GHG”) emissions. The U.S. Government has considered, and may in the future implement, restrictions or other controls on GHG emissions which could require us to incur significant capital expenditures or further restrict our present or future operations.

In addition to GHG regulations, the EPA has recently taken certain actions to limit or control certain pollutants created by companies such as ours. For example, in February 2012, the EPA issued its final rule to update emissions limits for air toxins from polyvinyl chloride and copolymers production (“PVC production”). The rule, known as the National Emission Standards for Hazardous Air Pollutants for Polyvinyl Chloride and Copolymers Production, establishes new, more stringent emission standards for certain regulated “hazardous air pollutants,” including vinyl chloride monomer. The rule sets MACT standards for major sources of PVC production and establishes certain working practices, as well as monitoring, reporting and record-keeping requirements. Existing sources that become subject to these requirements would have three years from the effectiveness of the rule to come into compliance. Following the publication of the rule in the Federal Register, legal challenges were filed by the vinyl industry’s trade organization, several vinyl manufacturers, and several environmental groups, which will likely impact provisions of a final rule. Although we have conducted a preliminary evaluation of the potential impact of a final rule on our operations, the preliminary evaluation was based on the final rule as it currently exists, as well as a number of assumptions concerning the equipment and process changes that would be necessary to come into compliance with the existing final rule. There could be significant changes from the currently existing rule to the final rule after all legal challenges have been exhausted, which could require us to spend capital costs significantly higher than what we have previously estimated.

Following the consummation of the Transactions, we expect that our business and operations will also be subject to pending environmental regulations impacting the PPG Chlor-alkali and Derivatives Business. For example, in March 2011, the EPA proposed amendments to the national emission standards for hazardous air pollutants for mercury emissions from mercury cell chlor-alkali plants known as the Mercury MACT regulations. These proposed amendments would require improvements in work practices to reduce fugitive emissions and would result in reduced levels of mercury emissions while still allowing the mercury cell facilities to continue to operate. The PPG Chlor-alkali and Derivatives Business currently operates a cell production unit at its Natrium, West Virginia facility, which constitutes approximately 4% of the PPG Chemical Business’s total chlor-alkali production capacity. No assurances as to the timing or content of the final rule, or its ultimate impact on us, can be provided.

Separately, the PPG Chlor-alkali and Derivatives Business’s Natrium, West Virginia facility currently discharges wastewater into the Ohio River pursuant to a National Pollution Discharge Elimination System (“NPDES”) permit issued by the West Virginia Department of Environmental Protection (“WVDEP”). Because it discharges into the Ohio River, the wastewater permit terms must conform to pollution control standards for the Ohio River set by ORSANCO. ORSANCO has adopted an ambient water column standard criterion for mercury in the Ohio River and, in 2009, ORSANCO adopted certain pollution control standards that prohibit as of October 16, 2013, the use of a “mixing zone” as used by, among others, the PPG Chlor-alkali and Derivatives Business, to meet these standards for certain bioaccumulative chemicals, including mercury. In September 2011, PPG, on behalf of the PPG Chlor-alkali and Derivatives Business, submitted a request for a variance from the mixing zone prohibition in ORSANCO’s pollution control standards. PPG, on behalf of the PPG Chlor-alkali and Derivatives Business, requested continued use of a mixing zone for mercury through the life of its current permit, which is valid through January 2014, and for any subsequent permits. On October 12, 2012, ORSANCO granted PPG’s request for a variance which will allow the PPG Chlor-alkali and Derivatives Business to continue to have a mixing zone for its discharge of mercury for a five-year period after ORSANCO’s prohibition on mixing zones takes effect on October 16, 2013.

In August 2010 the Circuit Court of Marshall County, WV entered a Consent Order between PPG and the WVDEP. The Consent Order resolved certain alleged violations of the WV/NPDES Permit for the PPG Chlor-alkali and Derivatives Business’s Natrium Facility, which Permit is administered by WVDEP per the federal Clean Water Act (the “CWA”) and the West Virginia Water Pollution Control Act (“WPCA”), and requiring PPG to take certain ongoing actions. In November 2012, PPG received a 60-day notice letter on behalf of the West Virginia Rivers Coalition under Section 505(b) of the CWA indicating an intent to file a citizens suit under the CWA based on certain additional alleged violations of the WV/NPDES Permit, the CWA, and the WPCA at the PPG Chlor-alkali and Derivatives Business’s Natrium facility. The PPG Chlor-alkali and Derivatives Business has commenced discussions with the WVDEP regarding this matter. It is not possible to determine the outcome of this matter at this early stage.

Also in March 2011, the EPA issued emissions standards for large and small boilers and incinerators that burn solid waste, known as the Boiler MACT regulations. These regulations are aimed at controlling emissions of toxic air contaminants. As a result of numerous petitions from both industry and environmental groups, the EPA reconsidered its March 2011 final rule. On December 23, 2011, the EPA’s proposed rule reconsidering its March 2011 final rule was published in the Federal Register. On December 20, 2012, the EPA issued its final regulations under the Boiler MACT and submitted them for publication to the Federal Register. Although the exact date that the final regulations will be published in the Federal Register is not known at this time, the final regulations would require covered facilities to comply within three years of publication in the Federal Register. The 115 megawatt coal fired power plant at the PPG Chlor-alkali and Derivatives Business’s Natrium, West Virginia facility would be the source most significantly impacted by the Boiler MACT regulations. The PPG Chlor-alkali and Derivatives Business continues to evaluate alternative paths of either retrofitting the Natrium boilers to burn natural gas or to engineer and install pollution control equipment. No assurances as to the ultimate impact on us, can be provided.

The potential impact of these and/or unrelated future, legislative or regulatory actions on our current or future operations cannot be predicted at this time but could be significant. Such impacts could include the potential for significant compliance costs, including capital expenditures, could result in operating restrictions or could require us to incur significant legal or other costs related to compliance or other activities. Any increase in the costs related to these initiatives, or restrictions on our operations, could materially adversely affect our liquidity, financial condition or results of operations.

Natural gas, electricity, fuel and raw materials costs, and other external factors beyond our control, as well as changes in the level of activity in the home repair and remodeling and new home construction sectors of the economy, can cause wide fluctuations in our margins.

The cost of our natural gas, electricity, fuel and raw materials may not correlate with changes in the prices we receive for our products, either in the direction of the price change or in absolute magnitude. Natural gas and raw materials costs represent, and will continue to represent, a substantial part of our manufacturing costs, and energy costs, in particular electricity and fuel, represent a component of the costs to manufacture building products. Following the consummation of the Merger, a $1.00 change in the price of natural gas per British Thermal Unit (“BTU”) could raise or lower our operating costs by approximately $60 million to $80 million per year. Most of the raw materials we use are commodities and the price of each can fluctuate widely for a variety of reasons, including changes in availability because of capacity additions or facility operating problems. For example, ethylene is one of our key raw materials. During 2011, costs for ethylene increased substantially compared to 2010 driven by a combination of tight supplies due to production outages and increased global demand, particularly in U.S. exports of ethylene derivative products. Other external factors beyond our control can cause volatility in raw materials prices, demand for our products, product prices, sales volumes and margins. These factors include general economic conditions, the level of business activity in the industries that use our products, competitors’ actions, international events and circumstances, and governmental regulation in the United States and abroad. These factors can also magnify the impact of economic cycles on our business. While we attempt to pass through price increases in energy costs and raw materials, we have been unsuccessful in doing so in some circumstances in the past and there can be no assurance that we will be able to successfully do so in the future.

Additionally, our business is and will continue to be impacted by changes in the North American home repair and remodeling sectors, as well as the new construction sector, which may be significantly affected by changes in economic and other conditions such as gross domestic product levels, employment levels, demographic trends, consumer confidence, increases in interest rates and availability of consumer financing for home repair and remodeling projects as well as availability of financing for new home purchases. These factors can lower the demand for and pricing of our products, while we may not be able to reduce our costs by an equivalent amount, which alone or in combination could cause our net sales and net income to materially decrease and, among other things, could require us to recognize impairments of our assets.

Hazards associated with manufacturing may adversely affect our business or results of operations.

There are a number of hazards associated with chemical manufacturing and building products manufacturing in our current operations, as well as in the use, storage and transportation of related raw materials, products and wastes. These hazards will be magnified in connection with the expansion of our operations as a result of the consummation of the Transactions. The occurrence of any such hazard could lead to an interruption or suspension of operations and have a material adverse effect on the productivity and profitability of a particular manufacturing facility or on our operations as a whole. These hazards include:

•	pipeline and storage tank leaks and ruptures;

•	explosions and fires;

•	inclement weather and natural disasters;

•	mechanical failure;

•	unscheduled downtime;

•	labor difficulties;

•	transportation interruptions;

•	transportation accidents involving the chemical products of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business;

•	remediation complications;

•	terrorist acts; and

•	chemical spills and other discharges or releases of toxic or hazardous substances or gases.

These hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental damage, any of which could lead to claims or material liability under environmental or other laws. Although we maintain property, business interruption and casualty insurance of the types and in the amounts that we believe are customary for the industry, we are not fully insured against all potential hazards incident to our business.

In addition to potential exposure to claims arising from environmental liabilities, we face potential exposure to significant product liability, personal injury or other claims relating to the production and manufacture of our products, and this exposure will increase following the completion of the Merger.

We are exposed to significant losses from product liability claims relating to the products we manufacture in both our chemicals and building products business. Additionally, individuals could seek damages for alleged personal injury or property damage due to exposure to chemicals at our facilities or to chemicals otherwise owned, controlled or manufactured by us. We are also subject to present and future claims with respect to workplace exposure, workers’ compensation and other matters. In connection with the completion of the Transactions, we expect that our exposure to potential losses from products liability, personal injury and other claims will significantly increase as a result of existing and possible future lawsuits and claims relating to the PPG Chlor-alkali and Derivatives Business and its products. For example, the PPG Chlor-alkali and Derivatives Business is currently involved in litigation with, among others, the City of Modesto, California relating to the claims involving the manufacture of perchloroethylene, and a significant number of other contract, product liability and other matters. Any such claims, whether with or without merit, could be time consuming, expensive to defend and could divert management’s attention and resources. Although we maintain and expect to continue to maintain appropriate amounts of insurance for products liability, workplace exposure, workers’ compensation and other claims, the amount and scope of such insurance may not be adequate or available to cover a claim that is successfully asserted against us. In addition, such insurance could become more expensive and difficult to maintain and, in the future, may not be available to us on commercially reasonable terms or at all. The results of any future litigation or claims are inherently unpredictable, but such outcomes could have a material adverse effect on our liquidity, financial condition or results of operations.

Georgia Gulf’s current asset-based revolving credit facility (the “ABL Revolver”), the indenture governing Georgia Gulf’s 9.0 percent senior secured notes due 2017 (the “9 percent notes”) and the financing agreements expected to be entered into in connection with the Transactions will impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities and taking some actions.

The agreements that govern the terms of Georgia Gulf’s existing debt, including the ABL Revolver and the indenture that governs the 9 percent notes, impose significant operating and financial restrictions on us. In addition, the indenture that will govern the notes offered hereby and the other financing agreements to be entered into in connection with the Transactions, as described in the section entitled “Description of Certain Other Indebtedness,” will contain similar restrictions. These restrictions limit, and will continue to limit, our ability to, among other things:

•	incur additional indebtedness;

•	incur liens;

•	make investments and sell assets, including the stock of subsidiaries;

•	pay dividends and make other distributions;

•	purchase our stock;

•	engage in business activities unrelated to our current business;

•	enter into transactions with affiliates; or

•	consolidate, merge or sell all or substantially all of our assets.

As a result of these covenants and restrictions, in addition to any restrictions or limitations imposed on us in connection with undertaking the Transactions and preserving the tax-free nature thereof, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be due and payable immediately and proceed against any collateral securing that indebtedness.

Furthermore, there are limitations on Georgia Gulf’s ability to borrow the full amount of commitments under the ABL Revolver, and we expect that the New ABL Revolver will contain similar limitations. Borrowings under the ABL Revolver are limited by, and borrowings under the New ABL Revolver are expected to be limited by, a specified borrowing base consisting of a percentage of eligible accounts receivable and inventory, less customary reserves. In addition, (x) if Georgia Gulf’s availability under the ABL Revolver falls below a certain amount, Georgia Gulf will be subject to compliance with a covenant requiring Georgia Gulf to maintain a fixed charge coverage ratio of at least 1.1 to 1.0, and we expect that the New ABL Revolver will contain a similar restrictive covenant, and (y) we will be subject to a senior secured leverage ratio of 3.50 to 1.00 under the Term Facility. Our ability to comply with any required fixed charge coverage ratio and senior secured leverage ratio can be affected by events beyond our control, and we cannot assure you we will be able to comply with these ratios. A breach of the covenants requiring compliance with these ratios, or with any other covenants in these debt agreements, could result in a default under the ABL Revolver, or under the New ABL Revolver or the Term Facility, when entered into, as the case may be.

Georgia Gulf relies, and we expect to continue to rely after the consummation of the Merger, on a limited number of outside suppliers for specified feedstocks and services.

Georgia Gulf currently obtains, and we expect to continue to obtain after the consummation of the Merger, a significant portion of our raw materials from a few key suppliers. If any of these suppliers are unable to meet their obligations under present or any future supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials. Any interruption of supply or any price increase of raw materials could have a material adverse effect on our business and results of operations. In connection with Georgia Gulf’s acquisition of the vinyls business of CONDEA Vista in 1999, Georgia Gulf entered into agreements with CONDEA Vista to provide specified feedstocks for its Lake Charles facility. This facility is dependent upon CONDEA Vista’s infrastructure for services such as wastewater and ground water treatment, site remediation, and fire water supply. Any failure of CONDEA Vista to perform its obligations under those agreements could adversely affect the operation of the affected facilities and our liquidity and results of operations. The agreements relating to these feedstocks and services had initial terms of one to ten years. Most of these agreements have been automatically renewed, but may be terminated by CONDEA Vista after specified notice periods. If we are required to obtain an alternate source for these feedstocks or services, we may not be able to obtain pricing on as favorable terms. Additionally, we may be forced to pay additional transportation costs or to invest in capital projects for pipelines or alternate facilities to accommodate railcar or other delivery methods or to replace other services.

While we believe that our relationships with our key suppliers are strong, any vendor may choose, subject to existing contracts, to modify its relationship due to general economic concerns or concerns relating to the vendor or us, at any time. Any significant change in the terms that we have with our key suppliers could materially adversely affect our financial condition and liquidity, as could significant additional requirements from our suppliers that we provide them additional security in the form of prepayments or with letters of credit.

The industries in which we compete and expect to compete after the consummation of the Merger are highly competitive, and some of our competitors have greater financial and other resources than we have, which may materially adversely affect our business and results of operations.

The commodity chemicals industry is highly competitive. Many of our competitors are larger and have, and are expected to continue to have after the consummation of the Merger, greater financial and other resources and less debt than us. Moreover, barriers to entry, other than capital availability, are low in most product lines of Georgia Gulf’s current and our contemplated post-Merger commodity chemicals business. Capacity additions or technological advances by existing or future competitors could also create greater competition, particularly in pricing. We cannot provide assurance that we will have access to the financing necessary to upgrade our facilities in response to technological advances or other competitive developments.

In addition, we compete with national and international manufacturers of vinyl-based building and home improvement products. Some of these companies are larger and have greater financial resources and less debt than we have. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which we operate and may have significantly greater operating and financial flexibility than we have. Some of these competitors, who compete with our building product lines, may also be able to compete more aggressively in pricing and could take a greater share of sales and cause us to lose business from our customers. Many of our competitors have operated in the building products industry for longer than we have. Additionally, our building products face competition from alternative materials: wood, metal, fiber cement and masonry in siding, wood and aluminum in windows and iron and cement in pipe and fittings. An increase in competition from other vinyl exterior building products manufacturers or alternative building materials could cause us to lose customers and lead to decreases in net sales and profitability. To the extent we lose customers in the renovation and remodeling markets, we would likely have to market to the new home construction market, which historically has experienced more fluctuations in demand.

Georgia Gulf currently relies and, after the consummation of the Merger, we will more heavily rely, on third party transportation, which subjects us to risks that we cannot control, and which risks may materially adversely affect our operations.

Georgia Gulf relies heavily on railroads, barges and other shipping companies to transport raw materials to its manufacturing facilities and to ship finished product to customers. After the consummation of the Merger, we expect we will more heavily rely on third party transport for products manufactured by the PPG Chlor-alkali and

Derivatives Business. These transport operations are subject to various hazards, including extreme weather conditions, work stoppages and operating hazards, as well as interstate transportation regulations. If we are delayed or unable to ship finished product or unable to obtain raw materials as a result of these transportation companies’ failure to operate properly, or if there were significant changes in the cost of these services, we may not be able to arrange efficient alternatives and timely means to obtain raw materials or ship goods, which could result in a material adverse effect on our revenues and costs of operations.

Operation on multiple Enterprise Resource Planning (“ERP”) information systems, and the conversion from multiple ERP systems a fewer number of ERP systems, may negatively impact our operations.

Georgia Gulf is, and we will continue to remain after consummation of the Merger, highly dependent on our information systems infrastructure in order to process orders, track inventory, ship products in a timely manner, prepare invoices to its customers, maintain regulatory compliance and otherwise carry on its business in the ordinary course. Georgia Gulf currently operates on multiple ERP information systems, which complicate Georgia Gulf’s processing, reporting and analysis of business transactions and other information. In addition, the PPG Chlor-alkali and Derivatives Business currently operates on separate ERP systems. Since we must process and reconcile our information from multiple systems, the chance of errors is increased and, after the consummation of the Merger, will be further increased, and we may incur significant additional costs related thereto. Inconsistencies in the information from multiple ERP systems could adversely impact our ability to manage our business efficiently and may result in heightened risk to our ability to maintain our books and records and comply with regulatory requirements. Following the consummation of the Transactions, we expect that we may transition all or a portion of our operations from one of our ERP systems to another. The transition to a different ERP system involves numerous risks, including:

•	diversion of management’s attention away from normal daily business operations;

•	loss of, or delays in accessing data;

•	increased demand on our operations support personnel;

•	initial dependence on unfamiliar systems while training personnel to use new systems; and

•	increased operating expenses resulting from training, conversion and transition support activities.

Any of the foregoing could result in a material increase in information technology compliance or other related costs, and could materially negatively impact our operations.

A significant portion of the PPG Chlor-alkali and Derivatives Business’s hourly workers are and, following the consummation of the Transactions, a significant portion of our hourly workers will be, represented by labor unions and therefore subject to collective bargaining agreements; if we are unable to enter into new agreements or renew existing agreements before they expire, our workers subject to collective bargaining agreements could engage in strikes or other labor actions that could materially disrupt our ability to conduct our operations.

As of September 30, 2012, Georgia Gulf had approximately 3,760 active employees. Approximately 500, or 12%, of these employees are represented by labor unions and are therefore subject to collective bargaining agreements. As of September 30, 2012, assuming the Transactions had been consummated as of that date, we would have had approximately 5,900 active employees. Approximately 27% of these employees would have been represented by labor unions and would have therefore been subject to collective bargaining agreements. Of these union represented employees, approximately 12% are subject to collective bargaining agreements that expire by the end of 2013.

If, after the consummation of the Transactions, we are unable to reach new collective bargaining agreements or renew existing agreements, employees subject to collective bargaining agreements may engage in strikes, work slowdowns or other labor actions, which could materially disrupt our ability to conduct our operations.

New collective bargaining agreements or the renewal of existing agreements may impose significant new costs on us after the consummation of the Transactions, which could adversely affect our results of operations or financial condition in the future.

As a result of the Merger, our goodwill, indefinite-lived intangible assets, and other intangible assets in our statement of financial position will increase. If our goodwill, indefinite-lived intangible assets, or other intangible assets become impaired in the future, we may be required to record a non-cash charge to earnings, which could be significant.

Under GAAP, goodwill and indefinite-lived intangible assets are reviewed for impairment on an annual basis (or more frequently if events or circumstances indicate that their carrying value may not be recoverable) and other intangible assets are reviewed if events or circumstances indicate that their carrying value may not be recoverable. If our goodwill, indefinite-lived intangible assets, or other intangible assets are determined to be impaired in the future, we may be required to record a non-cash charge to earnings during the period in which the impairment is determined, which could be significant.

Subject to any limits that may be imposed on us in connection with the Transactions, and before or after consummating the Transactions, we may evaluate asset dispositions, asset acquisitions, joint ventures, and other transactions that may impact our results of operations, and which may not result in us achieving the expected results therefrom.

From time to time before and after the Transactions, and subject to any applicable restrictions arising from the Transactions or otherwise, we may enter into agreements to dispose of certain assets. However, we cannot assure you that we will be able to dispose of any such assets at any anticipated prices, or at all, or that any such sale will occur during any anticipated time frame. In addition, subject to any applicable restrictions arising from the Transactions or otherwise, we may engage in business combinations, purchases of assets or contractual arrangements or joint ventures. Subject to any applicable restrictions arising from the Transactions or otherwise, some of these transactions may be financed with our additional borrowings. The integration of any business we may acquire may be disruptive to us and may result in a significant diversion of management attention and operational resources. Additionally, we may suffer a loss of key employees, customers or suppliers, loss of revenues, increases in costs or other difficulties. If the expected efficiencies and synergies from any transactions are not fully realized, our results of operations could be adversely affected, because of the costs associated with such transactions or otherwise. Other transactions may advance future cash flows from some of our businesses, thereby yielding increased short-term liquidity, but consequently resulting in lower cash flows from these operations over the longer term. The failure to realize the expected long-term benefits of any one or more of these transactions could have a material adverse effect on our financial condition or results of operations.

Participation in joint ventures exposes us to a number of risks, including risks of shared control.

From time to time we enter into joint ventures, such as our building products strategic joint venture arrangements with several customers and, following the consummation of the Transactions, we may have an ownership interest in TCI and we will have an ownership interest in the joint venture between the PPG Chlor-alkali and Derivatives Business and an affiliate of Entergy Corporation. We expect that we will evaluate opportunities to enter into additional joint ventures in the future, subject to any limits that may be imposed on us in connection with the Transactions or otherwise. The nature of a joint venture requires us to share control with unaffiliated third parties. If there are differences in views among joint venture participants in how to operate the joint venture that result in delayed decisions or the failure to make decisions, or our joint venture partners do not fulfill their obligations, the affected joint venture may not be able to operate according to its business plan and fulfill its obligations. In that case, we may be required to write down the value of our investment in a joint venture, increase the level of financial or other commitments to the joint venture or, if we have contractual agreements with the joint venture, our operations may be materially adversely affected. Any of the foregoing could have a material adverse effect on our financial condition, results of operations or cash flows.

Fluctuations in foreign currency exchange and interest rates could affect our consolidated financial results.

Georgia Gulf currently earns, and we expect to continue to earn, revenues, pays expenses, owns assets and incurs liabilities in countries using currencies other than the U.S. dollar. Because our consolidated financial statements are presented in U.S. dollars, we must translate revenues and expenses into U.S. dollars at the average exchange rate during each reporting period, as well as assets and liabilities into U.S. dollars at exchange rates in effect at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against other major currencies will affect our net revenues, operating income and the value of balance sheet items denominated in foreign currencies. Because of the geographic diversity of our operations, weaknesses in various currencies might occur in one or many of such currencies over time. From time to time, we may use derivative financial instruments to further reduce our net exposure to currency exchange rate fluctuations. However, we cannot assure you that fluctuations in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against major currencies, would not materially adversely affect our financial results.

In addition, we are exposed to volatility in interest rates. When appropriate, we may use derivative financial instruments to reduce our exposure to interest rate risks. We cannot assure you, however, that our financial risk management program will be successful in reducing the risks inherent in exposures to interest rate fluctuations.

The Transaction Agreements

Tax Matters Agreement

In connection with the Transactions, PPG, Splitco, and Georgia Gulf will enter into a Tax Matters Agreement that will govern the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of any failure of the Distribution to qualify as tax-free for U.S. federal income tax purposes. The Tax Matters Agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

In general, the Tax Matters Agreement will govern the rights and obligations of PPG, on the one hand, and Splitco and Georgia Gulf, on the other hand, after the Distribution with respect to taxes for both pre- and post- Distribution periods. Under the Tax Matters Agreement, PPG generally will be responsible for pre-Distribution income and non-income taxes (including income and non-income taxes attributable to the PPG Chlor-alkali and Derivatives Business), and Splitco will be responsible for all post-Distribution income and non-income taxes attributable to the PPG Chlor-alkali and Derivatives Business. In certain circumstances and subject to certain conditions, Splitco will be responsible for certain taxes resulting from the Transactions. In particular, the parties have agreed that Splitco and Georgia Gulf will be liable for 75% of certain Canadian taxes up to a maximum of $9.75 million from the Transactions. Furthermore, each party will be responsible for any taxes imposed on PPG that arise from the failure of the Distribution, the Merger and certain related transactions to qualify as tax-free transactions to the extent that such failure to qualify is attributable to certain actions (described below) taken by such party.

The Tax Matters Agreement will further provide that Splitco will indemnify PPG for (i) all taxes for which Splitco is responsible as described above, (ii) all taxes incurred by PPG or any subsidiary of PPG by reason of the breach by Splitco or Georgia Gulf of any of their respective representations, warranties or covenants under the Tax Matters Agreement and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses). PPG will indemnify Splitco for (i) all taxes for which PPG is responsible as described above, (ii) all taxes incurred by Splitco or any subsidiary of Splitco by reason of a breach by PPG of any of its representations, warranties or covenants under the Tax Matters Agreement and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

In addition, the Tax Matters Agreement generally will prohibit Splitco, Georgia Gulf, and their affiliates from taking certain actions that could cause the Distribution, the Merger and certain related transactions to fail to qualify as tax-free transactions. In particular, for a two-year period following the date of the Distribution, Splitco and, following the Merger, we may not:

•

enter into any transaction or series of transactions (or any agreement, understanding or arrangement) as a result of which one or more persons would acquire (directly or indirectly) stock comprising 50% or more of the vote or value of Splitco (taking into account the stock of Splitco acquired pursuant to the Merger);

•	redeem or repurchase any stock or stock rights;

•	amend its certificate of incorporation or take any other action affecting the relative voting rights of its capital stock;

•	merge or consolidate with any other person (other than pursuant to the Merger);

•

take any other action that would, when combined with any other direct or indirect changes in ownership of Splitco capital stock (including pursuant to the Merger), have the effect of causing one or more persons to acquire (directly or indirectly) stock comprising 50% or more of the vote or value of Splitco, or would reasonably be expected to adversely affect the tax-free status of the Transactions;

•	liquidate or partially liquidate;

•	discontinue the active conduct of the PPG Chlor-alkali and Derivatives Business; or

•

sell, transfer or otherwise dispose of assets (including stock of subsidiaries) that constitute more than 30% of the consolidated gross assets of Splitco and/or its subsidiaries (subject to exceptions for, among other things, ordinary course dispositions and repayments or prepayments of Splitco debt).

If we or Splitco intend to take any such restricted action, we or Splitco will be required to cooperate with PPG in obtaining a supplemental IRS ruling or an unqualified tax opinion reasonably acceptable to PPG to the effect that such action will not affect that status of the Distribution, the Merger and certain related transactions as tax-free transactions. However, if Splitco takes any of the actions above and such actions result in tax-related losses to PPG, then Splitco generally will be required to indemnify PPG for such losses, without regard to whether PPG has given Splitco prior consent.

The Tax Matters Agreement will be binding on and inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement. Further, as of the effective time of the Merger, Georgia Gulf will be subject to the obligations and restrictions imposed on Splitco, including, without limitation, with respect to the indemnification obligations of Splitco and restrictions on Splitco described above.

Real Property Agreement (Natrium Facility)

In connection with the Transactions, at the date of the Separation, PPG and Eagle Natrium LLC, an indirect wholly-owned subsidiary of Splitco that holds primarily all of the assets associated with Natrium facility will enter into the Real Property Agreement. The Real Property Agreement provides Splitco long term access and use of certain property owned by PPG that is situated next to the Natrium facility to, among other rights, access underground salt formations. Moreover, the Real Property Agreement clarifies PPG’s rights to use and occupy certain portions of the Natrium facility. If the Real Property Agreement is not terminated earlier, it will terminate on the expiration or termination of the last service to be performed thereunder. Neither party is obligated to pay for the rights provided under the Real Property Agreement.

SELECTED PRO FORMA AND HISTORICAL FINANCIAL DATA

Unaudited Pro Forma Condensed Combined Financial Statements of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business

The following Unaudited Pro Forma Condensed Combined Financial Statements present the combination of the historical financial statements of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business adjusted to give effect to: (1) the Merger and (2) all related transactions, including borrowings under the Term Facility, the issuance of the notes offered hereby and the Distribution contemplated by the Merger Agreement and the Separation Agreement (the “Financing Transactions”).

The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 2012 and for the fiscal year ended December 31, 2011 combine the historical Consolidated Statements of Income of Georgia Gulf and the historical Combined Statements of Income for the PPG Chlor-alkali and Derivatives Business, giving effect to the Merger as if it had been consummated on January 1, 2011, the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical Condensed Consolidated Balance Sheet of Georgia Gulf and the historical Condensed Combined Balance Sheet of the PPG Chlor-alkali and Derivatives Business as of September 30, 2012, giving effect to the Merger as if it had been consummated on September 30, 2012.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Georgia Gulf considered the acquirer of the PPG Chlor-alkali and Derivatives Business. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to the PPG Chlor-alkali and Derivatives Business. In arriving at the estimated fair market values, Georgia Gulf has considered the appraisals of independent consultants which were based on a preliminary and limited review of the assets related to the PPG Chlor-alkali and Derivatives Business to be transferred. Following the effective date of the Merger, Georgia Gulf expects to complete the purchase price allocation after considering the appraisal of the PPG Chlor-alkali and Derivatives Business’s assets at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The PPG Chlor-alkali and Derivatives Business’s historical combined financial statements have been “carved-out” from PPG’s consolidated financial statements and reflect assumptions and allocations made by PPG. The PPG Chlor-alkali and Derivatives Business’s historical combined financial statements include all revenues, costs, assets and liabilities that are directly attributable to the PPG Chlor-alkali and Derivatives Business. In addition, certain expenses reflected in the PPG Chlor-alkali and Derivatives Business’ combined financial statements are an allocation of corporate expenses from PPG. Such expenses include, but are not limited to, centralized PPG support functions including legal, accounting, tax, treasury, payroll and benefits administration, information technology and purchasing. The actual costs that may have been incurred if the PPG Chlor-alkali and Derivatives Business had been a stand-alone company would be dependent on a number of factors including the chosen organizational structure and strategic decisions made as to information technology and infrastructure requirements. As such, the PPG Chlor-alkali and Derivatives Business’s combined financial statements do not necessarily reflect what the PPG Chlor-alkali and Derivatives Business’s financial condition and results of operations would have been had the PPG Chlor-alkali and Derivatives Business operated as a stand-alone company during the periods or at the date presented.

The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Merger.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with:

•	the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

GEORGIA GULF CORPORATION AND SUBSIDIARIES UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET

As of September 30, 2012

(In millions)

	Historical		Pro Forma Adjustments
	Georgia Gulf Corporation	PPG Chlor- alkali and Derivatives Business	Acquisition Adjustments (Note 2)		Financing Adjustments (Note 3)		Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$118.5	$19.0	$(212.0)	A	$187.5	A	$110.2
			(2.8)	B
Receivables, net of allowance for doubtful accounts	389.0	287.0	(5.5)	C	—		670.5
Inventories	297.5	66.0	53.3	D	—		416.8
Prepaid expenses and other	11.1	—	14.5	F	—		25.6
Deferred income taxes	17.4	—	2.5	F	—		19.9
Other	—	17.0	(17.0)	F	—		—

Total current assets	833.5	389.0	(167.0)		187.5		1,243.0
Property, plant and equipment, net	636.8	367.0	382.4	G	—		1,387.3
			1.1	E
Investments	—	20.0	(0.7)	E	—		—
			(19.3)	F
Goodwill	218.7	—	1,569.9	H	—		1,788.6
Intangible assets, net	44.3	5.0	796.9	I	—		846.2
Deferred income taxes	4.1	—	—		—		4.1
Other assets, net	63.6	5.0	(0.4)	E	24.5	A	112.0
			19.3	F

Total assets	$1,801.0	$786.0	$2,582.2		$212.0		$5,381.2

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$49.8	$—	$—		$—		$49.8
Accounts payable	213.4	117.0	(5.5)	C	—		325.9
			1.0	F
Interest payable	9.7	—	—		—		9.7
Income taxes payable	14.8	—	1.9	F	—		16.7
Accrued compensation	33.8	25.0	11.1	F	—		69.9
Other accrued liabilities	64.4	71.0	(14.0)	F	—		141.4
			20.0	J

Total current liabilities	385.9	213.0	14.5		—		613.4
Long-term debt	447.9	—	688.0	A	212.0	B	1,347.9
Lease financing obligation	113.8	—	—		—		113.8
Liability for unrecognized income tax benefits	18.8	—	—		—		18.8
Deferred income taxes	184.2	—	0.9	F	—		627.3
			442.2	J
Other non-current liabilities	65.3	318.0	(0.9)	F	—		382.4

Total liabilities	1,215.9	531.0	1,144.7		212.0		3,103.6

Commitments and contingencies
Stockholders’ equity:
Common stock	0.3	—	0.4	K	—		0.7
Additional paid-in capital	486.4	—	1,608.2	K	—		2,094.6
Accumulated other comprehensive loss, net of tax	(10.2)	(185.0)	185.0	K	—		(10.2)
Retained earnings (deficit)	108.6	—	(2.8)	K	—		105.8
Parent company investment	—	426.0	(426.0)	K	—	—	—
Noncontrolling interest	—	14.0	72.7	K	—		86.7

Total stockholders’ equity	585.1	255.0	1,437.5		—		2,277.6

Total liabilities and stockholders’ equity	$1,801.0	$786.0	$2,582.2		$212.0		$5,381.2

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

GEORGIA GULF CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Nine Months ended September 30, 2012

(In millions)

	Historical		Pro Forma Adjustments
	Georgia Gulf Corporation	PPG Chlor- alkali and Derivatives Business	Acquisition Adjustments (Note 2)		Financing Adjustments (Note 3)		Pro Forma Condensed Combined
Net Sales	$2,541.1	$1,292.0	$(39.4)	L	$—		$3,793.7
Operating costs and expenses:
Cost of sales	2,210.5	884.0	14.6	M	—		3,109.1
Selling, general and administrative	152.9	91.0	50.4	N	—		294.3
Transaction related costs, restructuring and other, net	26.4	1.0	(16.3)	O	—		11.1
Depreciation and amortization	—	32.0	(30.9)	M	—		—
			(1.1)	N
Research and development	—	1.0	(0.2)	M	—		—
			(0.8)	N
Other charges	—	8.0	—		—		8.0
Other earnings	—	(13.0)	—		—		(13.0)
(Gain) on sale of assets	(19.3)	—	—		—		(19.3)

Total operating costs and expenses	2,370.5	1,004.0	15.7		—		3,390.2

Operating income (loss)	170.6	288.0	(55.1)		—		403.5
Interest expense	(43.6)	—	—		(43.0)	C	(86.6)
Foreign exchange loss	(0.6)	—	—		—		(0.6)

Income before income taxes	126.4	288.0	(55.1)		(43.0)		316.3
Provision (benefit) for income taxes	38.1	95.0	(20.7)	P	(16.1)	D	96.3

Net income	88.3	193.0	(34.4)		(26.9)		220.0

Less: net income attributable to noncontrolling interest	—	10.0	(2.1)	Q	—		7.9

Net income attributable to controlling shareholders	$88.3	$183.0	$(32.3)		$(26.9)		$212.1

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

GEORGIA GULF CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year ended December 31, 2011

(In millions)

	Historical		Pro Forma Adjustments
	Georgia Gulf Corporation	PPG Chlor- alkali and Derivatives Business	Acquisition Adjustments (Note 2)		Financing Adjustments (Note 3)		Pro Forma Condensed Combined
Net Sales	$3,222.9	$1,741.0	$(88.2)	L	$—		$4,875.7
Operating costs and expenses:
Cost of sales	2,919.6	1,224.0	(9.8)	M	—		4,133.8
Selling, general and administrative	168.2	123.0	68.9	N	—		360.1
Long-lived asset impairment charges	8.3	—	—				8.3
Transaction related costs, restructuring and other, net	3.3	—	—		—		3.3
Depreciation and amortization	—	41.0	(39.8)	M	—		—
			(1.2)	N
Research and development	—	2.0	(0.6)	M	—		—
			(1.4)	N
Other charges	—	10.0	—		—		10.0
Other earnings	—	(27.0)	—		—		(27.0)
(Gain) on sale of assets	(1.1)	—	—		—		(1.1)

Total operating costs and expenses	3,098.3	1,373.0	16.1		—		4,487.4

Operating income (loss)	124.6	368.0	(104.3)		—		388.3
Interest expense	(65.7)	—	—		(57.3)	C	(123.0)
Loss on redemption and other debt costs	(4.9)	—	—		—		(4.9)
Foreign exchange loss	(0.8)	—	—		—		(0.8)
Interest income	0.3	—	—		—		0.3

Income before income taxes	53.5	368.0	(104.3)		(57.3)		259.9
(Benefit) provision for income taxes	(4.3)	122.0	(39.1)	P	(21.5)	D	57.1

Net income	57.8	246.0	(65.2)		(35.8)		202.8

Less: net income attributable to noncontrolling interest	—	13.0	(3.0)	Q	—		10.0

Net income attributable to controlling shareholders	$57.8	$233.0	$(62.2)		$(35.8)		$192.8

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

GEORGIA GULF CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

(In millions, except per share data and percentages)

Note 1. Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the Combined Company based upon the historical financial statements of each of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business, after giving effect to the Merger and all related transactions, including the Financing Transactions and adjustments described in these notes, and are intended to reflect the impact of the Merger and the Financing Transactions on Georgia Gulf’s consolidated financial statements. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements have been prepared using and should be read in conjunction with the respective audited and unaudited consolidated or combined (as the case may be) financial statements of each of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business for the fiscal year ended December 31, 2011 and as of and for the nine months ended September 30, 2012. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or revenue synergies expected to result from the Merger. In addition, throughout the periods presented in the Unaudited Pro Forma Condensed Combined Financial Statements, the operations of the PPG Chlor-alkali and Derivatives Business were conducted and accounted for as part of PPG. The PPG Chlor-alkali and Derivatives Business’s audited and unaudited condensed financial statements have been derived from the PPG Chlor-alkali and Derivatives Business’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in such financial statements are based on assumptions that the management of PPG believes are reasonable. The PPG Chlor-alkali and Derivatives Business’s financial statements do not necessarily represent the financial position of the PPG Chlor-alkali and Derivatives Business had it been operated as a separate independent entity.

The Unaudited Pro Forma Condensed Combined Statements of Income combine the historical Consolidated Statements of Income of Georgia Gulf and the historical Combined Statements of Income of the PPG Chlor-alkali and Derivatives Business for the nine months ended September 30, 2012 and for the year ended December 31, 2011, to reflect the Merger and all related transactions, including the Financing Transactions, as if they had occurred as of January 1, 2011. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical Condensed Consolidated Balance Sheet of Georgia Gulf and the historical Condensed Combined Balance Sheet of the PPG Chlor-alkali and Derivatives Business as of September 30, 2012, giving effect to the Merger and all related transactions including the Financing Transactions and adjustments described in these notes, as if they had been consummated on September 30, 2012.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Georgia Gulf considered the acquirer of the PPG Chlor-alkali and Derivatives Business. The audited and unaudited historical combined financial statements of the PPG Chlor-alkali and Derivatives Business have been adjusted to reflect certain reclassifications in order to conform to Georgia Gulf’s financial statement presentation.

Note 2. Acquisition Adjustments

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon an estimated purchase price of approximately $2,508.5 million.

This amount was derived in accordance with the Merger Agreement, as described further below, based on the closing price of Georgia Gulf common stock and the 34,538,268 shares of Georgia Gulf common stock issued and outstanding on November 26, 2012.

The following represents the preliminary estimate of the purchase price to be paid in the Merger:

Equivalent new shares issued (par value $0.01)	35.2
Georgia Gulf common stock price on November 26, 2012	$45.65

Stock consideration transferred	1,608.5
Distributions to PPG	900.0

Total preliminary purchase price	$2,508.5

The purchase price will be computed using the value of Georgia Gulf common stock on the closing date, therefore the actual purchase price will fluctuate with the market price of Georgia Gulf common stock until the Merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the Unaudited Pro Forma Condensed Combined Financial Statements.

The following table provides sensitivities to changes in purchase price due to changes in the per share price of Georgia Gulf common stock:

	Price of Georgia Gulf Common Stock	Shares Exchanged	Calculated Value of Stock Consideration	Combined Distribution to PPG	Total Purchase Price
As of November 26, 2012	$45.65	35.2	$1,608.5	$900.0	$2,508.5
Decrease of 10%	$41.09	35.2	$1,447.8	$900.0	$2,347.8
Increase of 10%	$50.22	35.2	$1,769.6	$900.0	$2,669.6

The preliminary estimated purchase price is allocated as follows:

Cash and cash equivalents	$19.0
Receivables	281.5
Inventories	119.3
Prepaid expenses and other	14.5
Deferred income taxes	2.5
Property, plant and equipment	750.0
Goodwill	1,569.9
Intangible assets	801.9
Other assets, net	24.3
Accounts payable	(112.5)
Income taxes payable	(1.9)
Accrued compensation	(36.1)
Other accrued liabilities	(77.0)
Deferred income taxes	(443.1)
Other non-current liabilities	(317.1)
Noncontrolling interest	(86.7)

Total preliminary estimated purchase price allocation	$2,508.5

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the following adjustments:

(A) Represents the distribution of $212.0 in cash and the $688.0 of notes for a combined total of $900.0 in connection with the Distribution to PPG.

(B) In connection with the Merger, Georgia Gulf expects to incur approximately $2.8 of cash expenses for deal related costs that will be paid subsequent to September 30, 2012. These costs, which primarily consist of professional and legal fees, are exclusive of the approximately $24.5 in debt issuance costs described in Note 3(A).

(C) Represents the elimination of intercompany payables and receivables between Georgia Gulf and the PPG Chlor-alkali and Derivatives Business.

(D) A $53.3 increase in inventory to reflect the estimated fair value of the PPG Chlor-alkali and Derivatives Business, including the elimination of last-in, first-out (“LIFO”) reserves. Georgia Gulf accounts for inventory on a first-in, first-out (“FIFO”) basis.

(E) Prior to the Merger, Georgia Gulf and the PPG Chlor-alkali and Derivatives Business each owned a fifty percent interest in PHH, a manufacturing joint venture, which Georgia Gulf accounted for using the equity method. As a result of the Merger, Georgia Gulf will obtain control of PHH. Adjustments were recorded to reclassify the Georgia Gulf or PPG Chlor-alkali and Derivatives Business in historical equity investment balances of $0.6 and $0.7, respectively, to the following line items:

Property, plant and equipment	$1.1
Other assets	0.2

Total	$1.3

(F) Reclassifications were made to conform the balances of the PPG Chlor-alkali and Derivatives Business’s to Georgia Gulf’s financial statement presentation.

(G) A $382.4 increase in property, plant and equipment to reflect the estimated fair value of the PPG Chlor-alkali and Derivatives Business’s property, plant and equipment. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, the fair value of property, plant and equipment is being depreciated over an estimated weighted-average useful life of 10 years.

(H) Reflects the preliminary adjustment to goodwill of $1,569.9. The significant goodwill resulting from the Transactions is primarily due to the combined companies providing a significant increase in size and economies of scale, a significant increase in chlorine production flexibility, as prior to the Transactions Georgia Gulf produces only approximately half of its chlorine requirements, an increase in natural gas integration and significant strategic, geographic and product synergies. The goodwill created in the Merger is not expected to be deductible for tax purposes.

(I) Represents the elimination of $5.0 of existing intangible assets of the PPG Chlor-alkali and Derivatives Business and the recording of $801.9 identifiable intangible assets attributable to the Merger.

The estimated intangible assets attributable to the Merger are comprised of the following:

	Amount	Annual Amortization Expense	Quarterly Amortization Expense	Estimated Weighted Average Life (Years)
Technology	$32.0	$1.8	$0.5	17.5
Trade names	20.0	1.6	0.4	12.5
Customer relationships	749.9	68.2	17.0	11.0

	$801.9	$71.6	$17.9

The estimated fair values for this pro forma presentation for technology and trade names were measured using the relief-from-royalty method. This method assumes the technology and trade names have value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. Significant assumptions required to develop estimates using this method are revenue growth rates for the related brands, the appropriate royalty rate, an appropriate discount rate and obsolescence of technology.

The estimated fair values for this pro forma presentation for customer relationships were measured using the multi-period excess earnings method. The principle behind the multi-period excess earnings method is that the value of an intangible is equal to the present value of the incremental after-tax cash flows attributable to the subject intangible asset, after taking charges for the use of other assets employed by the business. Significant assumptions required for this method are revenue growth rates and profitability related to customers, customer attrition rates, contributory asset charges and an appropriate discount rate.

(J) Reflects an adjustment to deferred tax liabilities representing the deferred income tax liability based on the global blended statutory tax rate of 37.5% multiplied by the fair value adjustments made to the assets to be acquired and liabilities to be assumed, excluding goodwill. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, a global blended statutory tax rate of 37.5% has been used. This does not reflect Georgia Gulf’s expected effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the Combined Company. The adjustment was calculated as follows:

Current portion of deferred tax liability:
Inventory fair value adjustment	$53.3
Statutory tax rate	37.5%

Current deferred tax liability adjustment	$20.0

Non-current portion of deferred tax liability:
Identifiable intangible assets fair value adjustment	$796.9
Property, plant and equipment fair value adjustment	382.4

Total	$1,179.3
Statutory tax rate	37.5%

Non-current deferred tax liability adjustment	$442.2

(K) Stockholders’ equity and parent company investment has been adjusted for the following:

•

Issuance of shares of Georgia Gulf common stock valued at $1,608.5 as consideration for the Merger. Of the new stock issued, $0.4 will be recorded as par value of common stock and $1,608.2 will be recorded as additional paid-in capital.

•	Elimination of the PPG Chlor-alkali and Derivatives Business’s parent company investment of $426.0 and the accumulated other comprehensive loss, net of tax of $185.0.

•	A $72.7 increase to reflect the estimated fair value of the PPG Chlor-alkali and Derivatives Business’s noncontrolling interest.

•	A $2.8 decrease to retained earnings to reflect cash expenses for deal related costs that will be paid subsequent to September 30, 2012 as described in Note 2(B).

The Unaudited Pro Forma Condensed Combined Statements of Income reflect the following adjustments:

(L) Revenue from intercompany sales between the PPG Chlor-alkali and Derivatives Business and Georgia Gulf of $39.4 for the nine months ended September 30, 2012 and $88.2 for the year ended December 31, 2011 was eliminated.

(M) Cost of sales was adjusted as follows:

•

An increase to reflect reclassification of the PPG Chlor-alkali and Derivatives Business’s historical depreciation cost from the depreciation and amortization line item of $30.9 for the nine months ended September 30, 2012 and $39.8 for the year ended December 31, 2011.

•

An increase in depreciation expense of $28.7 for the nine months ended September 30, 2012 and $38.2 for the year ended December 31, 2011 resulting from an increase in the value of the PPG Chlor-alkali and Derivatives Business’s property, plant and equipment, as described in Note 2(G).

•

An estimated $9.3 increase in cost of sales related to the estimated fair market value step-up adjustment of the PPG Chlor-alkali and Derivatives Business’s inventory for the year ended December 31, 2011.

•

A decrease due to the removal of historical amortization of prior service cost and actuarial losses related to the PPG Chlor-alkali and Derivatives Business’s defined benefit pension plans and other postretirement benefit plans of $13.9 for the nine months ended September 30, 2012 and $13.9 for the year ended December 31, 2011. This decrease is included in the approximately $115.0 million of annualized cost synergies expected to be realized in the first two years following the Merger.

•

An elimination to remove the cost associated with sales between the PPG Chlor-alkali and Derivatives Business and Georgia Gulf of $37.3 for the nine months ended September 30, 2012 and $87.8 for the year ended December 31, 2011, including intercompany profit in ending inventory of $2.1 for the nine months ended September 30, 2012 and $0.4 for the year ended December 31, 2011.

•

An increase to reflect the reclassification of PPG Chlor-alkali and Derivatives Business’s historical research and development costs from the research and development line item of $0.2 for the nine months ended September 30, 2012 and $0.6 for the year ended December 31, 2011.

•

An increase of $6.0 for the nine months ended September 30, 2012 and $4.0 for the year ended December 31, 2011 to adjust for changes in the PPG Chlor-alkali and Derivatives Business’s LIFO inventory reserve resulting from the conformance of the PPG Chlor-alkali and Derivatives Business’s inventory methodology of LIFO to FIFO.

(N) Selling, general and administrative expenses were adjusted as follows:

•

The PPG Chlor-alkali and Derivatives Business’s historical amortization of intangible assets of $1.1 for the nine months ended September 30, 2012 and $1.2 for the year ended December 31, 2011 was reclassified from the depreciation and amortization line item and then eliminated.

•

An increase in amortization expense of $53.7 for the nine months ended September 30, 2012 and $71.6 for the year ended December 31, 2011 resulting from adjustments to intangible assets described in Note 2(I).

•

A decrease due to the removal of historical amortization of prior service cost and actuarial losses related to the PPG Chlor-alkali and Derivatives Business’s defined benefit pension plans and other postretirement benefit plans of $4.1 for the nine months ended September 30, 2012 and $4.1 for the year ended December 31, 2011.

•

An increase to reflect the reclassification of the PPG Chlor-alkali and Derivatives Business’s historical research and development costs from the research and development line item of $0.8 for the nine months ended September 30, 2012 and $1.4 for the year ended December 31, 2011.

(O) Direct, incremental deal related costs of $16.3 reflected in the historical financial statements of Georgia Gulf for the nine months ended September 30, 2012 were removed due to their non-recurring nature. These costs primarily consist of professional and legal fees.

(P) For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, a global blended statutory tax rate of 37.5% has been used. This does not reflect Georgia Gulf’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the Combined Company.

(Q) Net income attributable to noncontrolling interests was decreased by $2.1 for the nine months ended September 30, 2012 and $3.0 for the year ended December 31, 2011 to reflect amortization of fair value adjustments attributable to the noncontrolling interest.

Note 3. Financing Adjustments

Upon consummation of the Merger and the Financing Transactions contemplated as a part of the Transactions, on a pro forma consolidated basis, Georgia Gulf expects to incur approximately $900.0 in additional debt, expected to be comprised of the $212.0 Term Facility and $688.0 aggregate principal amount of the notes offered hereby. The proceeds of the Term Facility and the notes offered hereby will be transferred to PPG as part of the Distribution. In connection therewith, the shares of Splitco common stock then-outstanding are expected to be automatically converted into the greater of 35.2 shares of Georgia Gulf common stock and at least 50.5 percent of outstanding Georgia Gulf common stock after giving effect to such issuance. Georgia Gulf’s pre-Merger stockholders will continue to hold the remaining approximately 49.5 percent of Georgia Gulf’s common stock.

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the following adjustments:

(A) Represents the proceeds of $212.0 from the term loans under the Term Facility less expected debt issuance costs incurred of $24.5 (for both the $212.0 Term Facility and $688.0 notes). These debt issuance costs, which are expected to be paid with existing cash on hand, are expected to be capitalized and amortized using the effective interest method over the life of the Term Facility and the notes offered hereby.

(B) As described above, in connection with the consummation of the Transactions, on a pro forma consolidated basis, Georgia Gulf expects to incur approximately $900.0 in additional debt, expected to be comprised of the $212.0 Term Facility and $688.0 aggregate principal amount of the notes. The actual amount of each of the Term Facility and the notes offered hereby will depend upon the tax basis of the PPG Chlor-alkali and Derivatives Business.

The Unaudited Pro Forma Condensed Combined Statements of Income reflect the following adjustments:

(C) To include an estimate of interest expense on additional debt issued in connection with the Transactions.

	Rate	Principal Amount	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Total new debt	6.0%	$900.0	$40.5	$54.0
Amortization of new debt issuance costs			2.5	3.3

Total interest expense			$43.0	$57.3

The interest rates are based on estimated current rates and on the credit rating that Georgia Gulf expects upon the consummation of the Merger, and expected timing of accessing the capital markets. For each one-eighth of 1% (12.5 basis points) change in the estimated interest rate associated with the $900.0 of borrowings, interest expense would increase or decrease by $0.8 and $1.1 for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.

(D) For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, a global blended statutory tax rate of 37.5% has been used. This does not reflect Georgia Gulf’s effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the Combined Company.

Note 4. Items Not Included

The following expected material nonrecurring charges related to the Merger and all related transactions, including the Financing Transactions, are not included or provided for in the Unaudited Pro Forma Condensed Combined Statements of Income:

•	$2.8 of cash expenses for deal related costs that will be paid subsequent to September 30, 2012.

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Certain costs associated with Transition Services Agreement, the Shared Facilities, Services and Supply Agreement and other Additional Agreements, professional fees, consultants, information technology implementation, relocation and severance which may be incurred in connection with the integration of Georgia Gulf and the PPG Chlor-alkali and Derivatives Business. These agreements may have an impact on the statement of income, but as they are currently being negotiated such amounts are not currently estimable or factually supportable.

Georgia Gulf expects to increase availability under the New ABL Revolver by $200.0, subject to applicable borrowing base availability and other conditions. The New ABL Revolver is expected to charge a fee that ranges from 25 basis points to 37.5 basis points depending upon the amount of the facility that is undrawn.

Other than the $13.9 decrease in the cost of sales related to the PPG Chlor-Alkali and Derivative Business’s defined benefit pension plans and other post-retirement benefit plans, the Unaudited Pro Forma Condensed Combined Financial Statements also do not reflect benefits that may result from the realization of approximately $115.0 of annualized cost synergies expected to be fully realized in the first two years following the Merger.

On October 12, 2012, we redeemed $50.0 million aggregate principal amount of the 9 percent notes at a redemption price of $51.5 million. The current outstanding aggregate principal amount of the 9 percent notes is $447.9 million.

As of December 31, 2011, Georgia Gulf had a valuation allowance of $101.3 recorded on its deferred tax assets. This valuation allowance relates predominately to Georgia Gulf’s Canadian deferred tax assets. As part of the purchase price allocation process resulting from the Merger, it is possible that deferred tax liabilities will be recorded in the Canadian jurisdiction that, if recorded, could result in a release of a portion of the valuation allowance. Any release of a valuation allowance on Georgia Gulf’s pre-Merger deferred tax assets will be recorded in the income statement in the period that the Merger is completed; however no such adjustment is included in the Unaudited Pro Forma Condensed Combined Financial Statements due to its nonrecurring nature.

No gain or loss was recorded to reflect the remeasurement of Georgia Gulf’s previously held equity interest in PHH as a result of Georgia Gulf obtaining control of PHH through the Merger.

BUSINESS

Facilities

Georgia Gulf

Georgia Gulf owns and leases facilities located in the U.S. and Canada. Georgia Gulf believes current capacity will adequately meet anticipated demand requirements. As of December 31, 2012, Georgia Gulf’s primary facilities include:

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Plaquemine, Louisiana Facilities. Georgia Gulf’s operations at these facilities include the production of chlorine, caustic soda, ethylene dichloride, VCM, vinyl resins, phenol and acetone. Georgia Gulf has a long-term lease on a nearby salt dome with reserves in excess of twenty years from which Georgia Gulf supplies its salt brine requirements. Georgia Gulf uses all of its chlorine production in the manufacture of VCM at this facility, and sells substantially all of its caustic soda production externally. All of the ethylene requirements for its VCM production are supplied by pipeline. Most of Georgia Gulf’s Plaquemine VCM production is consumed on-site in its vinyl resins production or shipped to its other vinyl resins facilities, with the remainder sold to third parties. Georgia Gulf produces a significant portion of its vinyl resins at this facility. As part of a modernization project at this facility completed in 2007, Georgia Gulf increased its vinyl resins production capacity by approximately 450 million pounds annually. Georgia Gulf’s cumene requirements for the production of phenol and its co-product acetone are shipped from its Pasadena, Texas facility by dedicated barges. Georgia Gulf’s 250-megawatt cogeneration facility supplies all of the electricity and steam needs at its Plaquemine facilities. An on-site air separation unit operated by a third party provides all of the Plaquemine facilities’ nitrogen and oxygen gas requirements pursuant to a long-term supply agreement with the purchaser to supply these products.

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Lake Charles, Louisiana Facilities. Georgia Gulf produces VCM at its Lake Charles, Louisiana facility and through its manufacturing joint venture, PHH Monomers, LLC, which is in close proximity to its Lake Charles VCM facility. PHH Monomers is a joint venture with PPG Industries, Inc. that entitles Georgia Gulf to 50 percent of the VCM production. Virtually all of the chlorine and ethylene needs of Georgia Gulf’s Lake Charles VCM facility and PHH Monomers facility are supplied by pipeline. VCM from these facilities supplies Georgia Gulf’s Aberdeen, Mississippi facility. On occasion, a small portion of VCM produced at the Lake Charles facilities is sold in spot sales to third parties.

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Aberdeen, Mississippi Facility. Georgia Gulf produces vinyl resins at its Aberdeen, Mississippi facility from VCM supplied by railcar from its various VCM manufacturing facilities. In addition, the Aberdeen facility produces plasticizers, which are consumed internally for flexible vinyl compound production.

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Vinyl Compounds and Compound Additives Facilities. Georgia Gulf has six vinyl compound facilities located in Aberdeen, Gallman, Madison and Prairie, Mississippi, Vaughan, Ontario and Bradford, Ontario. These vinyl compound facilities are supplied from Georgia Gulf’s vinyl resins facilities by railcar, truck, or in the case of Aberdeen, pipeline. Georgia Gulf also has a compound additive manufacturing facility located in Bradford, Ontario and a compound plasticizer manufacturing facility in Aberdeen, Mississippi.

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Pasadena, Texas Facilities. At Georgia Gulf’s Pasadena, Texas facilities it has the capability to produce 2.0 billion pounds of cumene, making this facility the world’s largest cumene plant. Georgia Gulf produces cumene utilizing purchased benzene and propylene. Georgia Gulf purchases propylene and benzene at market prices from various suppliers delivered by multiple transportation modes to its cumene facility. Based on current industry capacity, Georgia Gulf believes it has adequate access to benzene and propylene under normal conditions.

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Building Products Facilities. In Georgia Gulf’s building products segment, it currently operates 25 manufacturing facilities located in Canada and the U.S. In addition Georgia Gulf operates distribution centers, some of which are co-located with manufacturing plants. Vinyl resins and vinyl compounds as well as compound additives from the plants operated by Georgia Gulf’s chlorovinyls segment are supplied to its facilities by truck or rail. Georgia Gulf also purchases additional additives from various sources at market prices. The other principal cost to produce these products is electricity to power its facilities. Operation of numerous manufacturing facilities located strategically near customers, such as is the case in its window and door profiles division, facilitates marketing and customer support, and also minimizes transportation costs. Transportation costs limit sales of pipe from Georgia Gulf’s facilities. Because Georgia Gulf’s pipe plants are located in Ontario and British Columbia, sales of Georgia Gulf’s pipe are concentrated within the northeastern and northwestern portions of the U.S. and in Canada. Georgia Gulf’s building and home improvement products are delivered primarily by truck. In December 2011, Georgia Gulf initiated a restructuring plan in its Building Products segment to further consolidate its window and door profiles business and Georgia Gulf’s deck business. This plan includes: (1) the shutdown of a plant in Milford, Indiana; (2) discontinuing Georgia Gulf’s fence product line (3) and the further consolidation of three plants, two in the window and door profiles business, and one in the pipe business.

The PPG Chlor-alkali and Derivatives Business

With sales, marketing, customer service, logistics, production planning, finance and research and development based in Monroeville, Pennsylvania, the PPG Chlor-alkali and Derivatives Business owns and operates plants in Lake Charles, Louisiana; Natrium, West Virginia; La Porte, Texas; Longview, Washington; Beauharnois, Quebec, Canada; and, through the TCI Interests, Kaohsiung, Taiwan. PPG considers these facilities to be suitable and adequate for the purposes for which they are intended and have sufficient capacity to conduct business. Except as noted below, each of these facilities will be transferred to Splitco prior to the Distribution:

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Monroeville Facility. The Monroeville facility houses the PPG Chlor-alkali and Derivatives Business’s management, customer service and research and development operations. This facility also houses certain other PPG operations that will not be transferred to Splitco prior to the Distribution. As such, PPG and Splitco will enter into the Monroeville Shared Facilities Agreement that will govern the sharing of this facility after the closing of the Transactions for a minimum of one year.

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Lake Charles Facility. The Lake Charles facility produces various forms of caustic soda, chlorine, hydrogen, muriatic acid, ethyl chloride, EDC, perchloroethylene, trichloroethylene, tri-ethane® solvent, and VersaTRANS® solvent. This facility also produces VCM through PHH, a joint venture with Georgia Gulf. In connection with the Merger, PPG’s interest in this joint venture will be transferred to Splitco and, following the completion of the Transactions, PHH will be wholly-owned by Georgia Gulf. Electricity and steam for the Lake Charles facility are produced by both PPG-owned power plant assets as well as toll produced for the PPG Chlor-alkali and Derivatives Business by RS Cogen, a joint venture in which PPG owns a 50 percent interest. PPG’s 50 percent interest in RS Cogen will be transferred to Splitco prior to the Distribution in connection with the Separation and, following the completion of the Transactions, will be owned by Georgia Gulf. RS Cogen operates a process steam, natural gas-fired cogeneration facility adjacent to the PPG Chlor-alkali and Derivatives Business’s Lake Charles facility. The PPG Chlor-alkali and Derivatives Business’s future commitment to purchase electricity and steam from RS Cogen approximates $23 million per year, subject to contractually defined inflation adjustments, for the next 11 years. The PPG Chlor-alkali and Derivatives Business’ purchases of electricity and steam from RS Cogen for the years ended December 31, 2011, 2010 and 2009 were approximately $23 million in each year. PPG will continue to manufacture silicas at the Lake Charles Facility as part of its optical and specialty materials business. PPG and Splitco will enter into a Shared Facilities, Services and Supply Agreement that will govern the sharing of certain elements of the Lake Charles facility between PPG and Splitco after the closing of the Transactions.

•	Natrium Facility. The Natrium facility produces calcium hypochlorite, various forms of caustic soda, chlorine, hydrogen and muriatic acid.

•	LaPorte Facility. The LaPorte facility produces phosgene derivatives, muriatic acid and other specialty chemicals.

•	Longview Facility. The Longview facility produces caustic soda, chlorine, hydrogen and muriatic acid.

•	Beauharnois Facility. The Beauharnois facility produces sodium hypochlorite, caustic soda, chlorine and muriatic acid.

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Kaohsiung Facility. The Kaohsiung facility is operated by TCI, a joint venture between PPG and China Petrochemical Development Corporation. This facility produces sodium hypochlorite, caustic soda, chlorine, hydrogen and muriatic acid. The operation of a facility outside of the United States exposes PPG to a number of risks not present in domestic operations, including, but not limited to, limitations on the repatriation of profits, if any, less developed or protective laws relating to intellectual property and manufacturing, risks relating to governmental intervention, potential adverse actions directed towards non-citizen owners, and others. For more information about the transfer of PPG’s interest in TCI to Splitco.

Environmental Regulation

Our operations and assets are, and are expected to continue to be, subject to extensive environmental, health and safety regulation, including laws and regulations related to air emissions, water discharges, waste disposal and remediation of contaminated sites, at both the national and local levels in the U.S. and Canada after consummation of the Transactions.

Georgia Gulf

Georgia Gulf’s operations are subject to increasingly stringent federal, state and local laws and regulations relating to environmental quality. These regulations, which are enforced principally by the EPA and comparable state agencies and Canadian federal and provincial agencies, govern the management of solid hazardous waste, emissions into the air and discharges into surface and underground waters, and the manufacture of chemical substances. In addition to the matters involving environmental regulation above and the matters discussed in the section entitled “—Legal Proceedings,” Georgia Gulf is currently aware of the following potentially material environmental issues. No assurance can be provided that Georgia Gulf will not become aware of additional environmental issues in the future that will have a material adverse effect on its business, results of operations or financial condition.

In the first quarter of 2007, the EPA informed Georgia Gulf of possible noncompliance at its Aberdeen, Mississippi facility with certain provisions of the Toxic Substances Control Act. Subsequently, Georgia Gulf discovered possible non-compliance involving its Plaquemine, Louisiana and Pasadena, Texas facilities, which were then disclosed. Georgia Gulf expects that all of these matters will be resolved in one settlement agreement with EPA. Georgia Gulf does not expect that any penalties associated with these matters will have a material effect on its financial position, results of operations, or cash flows.

There are several serious environmental issues concerning the VCM production facility at our Lake Charles, Louisiana location we acquired from CONDEA Vista in 1999 and substantial investigation of the groundwater at the site has been conducted. Groundwater contamination was first identified in 1981. Groundwater remediation through the installation of groundwater recovery wells began in 1984. The site currently contains an extensive network of monitoring wells and recovery wells. Investigation to determine the full extent of the contamination is ongoing. It is possible that offsite groundwater recovery will be required, in addition to groundwater monitoring. Soil remediation could also be required.

Investigations by federal and state environmental authorities concerning contamination of an estuary near the Lake Charles VCM facility, known as the Calcasieu Estuary have been ongoing. It is possible that this estuary will be listed as a Superfund site and will be the subject of a natural resource damage recovery claim. It is estimated that there are about 200 potentially responsible parties associated with the estuary contamination. CONDEA Vista is included among these parties with respect to its Lake Charles facilities, including the VCM facility we acquired. CONDEA Vista is participating in a privately-led remediation of Bayou Verdine that was recently begun and is expected to continue through 2013. The ultimate cost for completion of remedial activities in Bayou Verdine is unknown at this time.

Although CONDEA Vista is not expected to have liability for any other sections of the Calcasieu Estuary, Superfund statutes may impose joint and several liability for the entire cost of investigations and remedial actions on any company that generated the waste, arranged for disposal of the waste, transported the waste to the disposal site, selected the disposal site, or presently or formerly owned, leased or operated the disposal site or a site otherwise contaminated by hazardous substances. Any or all of the responsible parties may be required to bear all of the costs of cleanup regardless of fault, legality of the original disposal or ownership of the disposal site. Currently, Georgia Gulf discharges its wastewater to CONDEA Vista, which has a permit to discharge treated wastewater into the estuary.

CONDEA Vista has agreed to retain responsibility for substantially all environmental liabilities and remediation activity relating to the vinyls business Georgia Gulf acquired from it, including the Lake Charles, Louisiana VCM facility. For all matters of environmental contamination that were known at the time of acquisition (November 1999), Georgia Gulf may make a claim for indemnification at any time. For any environmental matters that were then unknown Georgia Gulf must generally have made such claims for indemnification before November 12, 2009. No such material claims were made.

At Georgia Gulf’s Lake Charles VCM facility, CONDEA Vista continued to conduct the ongoing remediation at its expense until November 12, 2009. Georgia Gulf is now responsible for remediation costs up to

$150,000 of expense per year, as well as costs in any year in excess of this annual amount, up to an aggregate one-time amount of approximately $2.3 million. At September 30, 2012, Georgia Gulf had incurred an aggregate of approximately $2.1 million of such excess remediation costs. As part of its ongoing assessment of environmental contingencies, Georgia Gulf determined certain remediation costs to be probable and reasonably estimable and had a $3.0 million accrual in other non-current liabilities as of September 30, 2012. Georgia Gulf does not discount the recorded liabilities, as the amount and timing of future cash payments are not fixed or cannot be reliably determined.

As for employee and independent contractor exposure claims, CONDEA Vista is responsible for exposures before November 12, 2009, and Georgia Gulf is responsible for exposures after November 12, 2009, on a pro rata basis determined by years of employment or service before and after November 12, 1999, by any claimant.

CONDEA Vista is also primarily responsible for remediation at Georgia Gulf’s former resin production facility in Oklahoma City, Oklahoma. However, Georgia Gulf potentially remains liable for the costs of any remediation associated with activities that took place during Georgia Gulf’s ownership and operation of the former Oklahoma City facility.

In August 2012, CONDEA Vista transmitted to Georgia Gulf the results of a pre-closure investigation of the former Oklahoma City facility’s resin settling ponds, as well as a preliminary cost estimate for activities related to the ultimate closure of these ponds. Under Oklahoma Department of Environmental Quality (“ODEQ”) regulations for operation and closure of wastewater treatment facilities, these ponds are required to undergo closure as a result of the closing of the facility. Based on the results of the pre-closure investigation and cost estimate, Georgia Gulf believes that some remediation may be required to meet ODEQ requirements, and that Georgia Gulf may be liable for a portion of such remediation costs. Georgia Gulf does not believe that resolution of this matter will have a material effect on its financial position, results of operations, or cash flows.

In addition to GHG regulations, the EPA has recently taken certain actions to limit or control certain pollutants created by companies such as Georgia Gulf and the PPG Chlor-alkali and Derivatives Business. For example, in February 2012, the EPA issued its final rule to update emissions limits for air toxins from PVC production. The rule, known as the National Emission Standards for Hazardous Air Pollutants for Polyvinyl Chloride and Copolymers Production, establishes new, more stringent emission standards for certain regulated “hazardous air pollutants,” including vinyl chloride monomer. The rule sets MACT standards for major sources of PVC production and establishes certain working practices, as well as monitoring, reporting and record-keeping requirements. Existing sources that become subject to these requirements would have three years from the effectiveness of the rule to come into compliance. Following the publication of the rule in the Federal Register, legal challenges were filed by the vinyl industry’s trade organization, several vinyl manufacturers, and several environmental groups, which will likely impact provisions of a final rule. Although Georgia Gulf has conducted a preliminary evaluation of the potential impact of a final rule on its operations, the preliminary evaluation was based on the final rule as it currently exists, as well as a number of assumptions concerning the equipment and process changes that would be necessary to come into compliance with the existing final rule. There could be significant changes from the currently existing rule to the final rule after all legal challenges have been exhausted. See “Risk Factors—Risks Related to Our Business—Recent heightened interest in environmental-related issues could require Georgia Gulf to incur significant compliance costs or result in material operating restrictions.”

Georgia Gulf believes that it is in material compliance with all current environmental laws and regulations. Georgia Gulf estimates that any expenses incurred in maintaining compliance with these requirements will not materially affect earnings or cause us to exceed its level of anticipated capital expenditures. However, there can be no assurance that regulatory requirements will not change, and it is not possible to estimate or predict the aggregate cost of compliance resulting from any such changes. See “Risk Factors—Other Risks that Relate to Georgia Gulf, Including the PPG Chlor-alkali and Derivatives Business After the Transactions—Georgia Gulf’s operations and assets are and will continue to be subject to extensive environmental, health and safety laws and regulations; the costs associated with compliance with these regulations could materially adversely affect Georgia Gulf’s financial condition and results of operations, and the failure to comply could expose Georgia Gulf to material liabilities.”

The PPG Chlor-alkali and Derivatives Business

The PPG Chlor-alkali and Derivatives Business is subject to various federal, state, local and foreign laws relating to the protection of the environment, human health and safety, and the use and shipment of chemicals.

In March 2011, the EPA proposed amendments to the national emission standards for hazardous air pollutants for mercury emissions from mercury cell chlor-alkali plants known as the Mercury MACT regulations. EPA’s proposed amendments would require improvements in work practices to reduce fugitive emissions and would result in reduced levels of mercury emissions while still allowing the mercury cell facilities to continue to operate. The PPG Chlor-alkali and Derivatives Business currently operates a 200 ton-per-day mercury cell production unit at its Natrium, West Virginia facility, which constitutes approximately 4% of the PPG Chlor-alkali and Derivatives Business’s total chlor-alkali production capacity. No assurances as to the timing or content of the final rule, or its ultimate impact on the PPG Chlor-alkali and Derivatives Business, can be provided.

Separately, the PPG Chlor-alkali and Derivatives Business discharges its wastewater from its Natrium, West Virginia facility into the Ohio River pursuant to a NPDES permit issued by WVDEP. Because it discharges into the Ohio River, PPG’s NPDES permit terms must conform to pollution control standards for the Ohio River set by ORSANCO. ORSANCO has adopted an ambient water column standard criterion for mercury in the Ohio River and in 2009, adopted certain standards that prohibit, as of October 16, 2013, the use of a “mixing zone” as used by, among others, the PPG Chlor-alkali and Derivatives Business to meet the standards for certain bioaccumulative chemicals, including mercury. In September 2011, PPG submitted a request, on behalf of the PPG Chlor-alkali and Derivatives Business, for a variance from the mixing zone prohibition in ORSANCO’s Pollution Control Standards. PPG, on behalf of the PPG Chlor-alkali and Derivatives Business, requested continued use of a mixing zone for mercury through the life of the current permit, which is valid through January 2014 and for any subsequent permits. On October 12, 2012, ORSANCO granted PPG’s request for a variance which will allow PPG to continue to have a mixing zone for its discharge of mercury for a five-year period after ORSANCO’s prohibition on mixing zones takes effect on October 16, 2013.

In August 2010 the Circuit Court of Marshall County, WV entered a Consent Order between PPG and the WVDEP. The Consent Order resolved certain alleged violations of the WV/NPDES Permit for the PPG Chlor-alkali and Derivatives Business’s Natrium Facility, which Permit is administered by WVDEP per the federal Clean Water Act (the “CWA”) and the West Virginia Water Pollution Control Act (“WPCA”), and requiring PPG to take certain ongoing actions. In November 2012, PPG received a 60-day notice letter on behalf of the West Virginia Rivers Coalition under Section 505(b) of the CWA indicating an intent to file a citizens suit under the CWA based on certain additional alleged violations of the WV/NPDES Permit, the CWA, and the WPCA at the PPG Chlor-alkali and Derivatives Business’s Natrium facility. The PPG Chlor-alkali and Derivatives Business has commenced discussions with the WVDEP regarding this matter. It is not possible to determine the outcome of this matter at this early stage.

In March 2011, the EPA issued Clean Air Act emissions standards for large and small boilers and incinerators that burn solid waste known as the Boiler MACT regulations. These regulations are aimed at controlling emissions of toxic air contaminants. As a result of numerous petitions from both industry and environmental groups, the EPA was required to reconsider its March 2011 final rule. On December 23, 2011, the EPA’s Proposed Rule reconsidering the Boiler MACT regulations was published in the Federal Register. On December 20, 2012, EPA issued its final regulations under the Boiler MACT and submitted them for publication to the Federal Register. Although the exact date that the final regulations will be published in the Federal Register is not known at this time, the final regulations would require covered facilities to comply within three years of publication in the Federal Register. The 115 megawatt coal fired power plant at the PPG Chlor-alkali and Derivatives Business’s Natrium, West Virginia facility would be the source most significantly impacted by the Boiler MACT regulations. The PPG Chlor-alkali and Derivatives Business continues to evaluate alternative paths of either retrofitting the Natrium boilers to burn natural gas or to engineer and install pollution control equipment. The estimated potential cost for these capital improvements at the Natrium facility could be in the $15-$30 million range, provided, however, no assurances as to the ultimate impact on the PPG Chlor-alkali and Derivatives Business can be provided.

In Lake Charles, Louisiana, the EPA completed an investigation of contamination levels in the Calcasieu River Estuary and issued a Final Remedial Investigation Report in September 2003, which incorporates the Human Health and Ecological Risk Assessments, indicating that elevated levels of risk exist in the estuary. The PPG Chlor-alkali and Derivatives Business and other potentially responsible parties completed a feasibility study under the authority of the Louisiana Department of Environmental Quality (“LDEQ”). The PPG Chlor-alkali and Derivatives Business’s exposure with respect to the Calcasieu River Estuary is focused on the lower few miles of Bayou d’Inde, a small tributary to the Calcasieu River Estuary near the Lake Charles facility, and about 150 to 200 acres of adjacent marshes. The PPG Chlor-alkali and Derivatives Business and three other potentially responsible parties submitted a draft remediation feasibility study report to the LDEQ. The proposed remedial alternatives include sediment dredging, sediment capping, and biomonitoring of fish and shellfish. Principal contaminants of concern which may require remediation include various metals, dioxins and furans, and polychlorinated biphenyls. In March 2011, LDEQ issued a final decision document for the Bayou d’Inde area. The decision document includes LDEQ’s selection of remedial alternatives for the Bayou d’Inde area and is in accordance with those recommended in the feasibility study.

In June 2011, the agency proposed entering into a new Cooperative Agreement with the four companies to implement the remedy for Bayou d’Inde based on the final decision document, and transmitted a draft document for the companies’ consideration. At the same time, the companies initiated discussions among themselves on allocation of costs associated with remedy implementation. In October 2011, one of the three other potentially responsible parties that had participated in funding the feasibility study withdrew from further discussions with LDEQ regarding implementation of the remedy. The withdrawal of this party did not have an effect on the cost to the PPG Chlor-alkali and Derivatives Business to complete this remedy implementation. On August 6, 2012, the PPG Chlor-alkali and Derivatives Business and the two remaining parties submitted a revised Cooperative Agreement to LDEQ and are awaiting LDEQ’s response. The estimated costs associated with the PPG Chlor-alkali and Derivatives Business’s responsibility with respect to this Cooperative Agreement are consistent with the amounts currently reserved by the PPG Chlor-alkali and Derivatives Business for this project.

Multiple future events, such as remedy design and remedy implementation involving agency action or approvals related to the Calcasieu River Estuary will be required and considerable uncertainty exists regarding the timing of these future events. Final resolution of these events is expected to occur over an extended period of time.

However, based on currently available information, design approval could occur in 2012. The remedy implementation could occur during 2013 to 2015, with some period of long-term monitoring for remedy effectiveness to follow. No assurances as to the ultimate costs or timing of any payments required in connection with these alleged violations can be provided.

As of September 30, 2012, the PPG Chlor-alkali and Derivatives Business had reserves for environmental contingencies totaling approximately $33 million of which $5 million was classified as a current liability. The reserve at September 30, 2012 included $32 million for environmental contingencies associated with the Calcasieu River Estuary and two operating plant site locations of the PPG Chlor-alkali and Derivatives Business and $1 million for other environmental contingencies. Pre-tax charges against income for environmental remediation costs for the nine months ended September 30, 2012 totaled $2 million. Cash outlays related to such environmental remediation aggregated $4 million in the nine months ended September 30, 2012. Management expects cash outlays for environmental remediation to be $2 million in the fourth quarter of 2012 and to range from $10 million to $20 million per year through 2014 and $3 million to $5 million per year through 2016. The expected increase in spending through 2014 is primarily attributable to remediation of the Calcasieu River Estuary. Capital expenditures for environmental control projects were $2 million, $1 million and $1 million in 2011, 2010 and 2009, respectively, and are expected to total $1 million in 2012 and $9 million in 2013. The planned increase in capital expenditures in 2013 primarily relates to spending that may be necessary to comply with the yet to be released final Boiler MACT regulations. No assurances can be provided as to the extent of capital expenditures, or the timing thereof, required for the PPG Chlor-alkali and Derivatives Business to comply with any final Boiler MACT regulations.

Legal Proceedings

Georgia Gulf

In August 2004 and January and February 2005, the EPA conducted environmental investigations of Georgia Gulf’s manufacturing facilities in Aberdeen, Mississippi and Plaquemine, Louisiana, respectively. The EPA informed Georgia Gulf that it identified several “areas of concern,” and indicated that such areas of concern may, in its view, constitute violations of applicable requirements, thus warranting monetary penalties and possible injunctive relief. In lieu of pursuing such relief through its traditional enforcement process, the EPA proposed that the parties enter into negotiations in an effort to reach a global settlement of the areas of concern and that such a global settlement cover Georgia Gulf’s manufacturing facilities at Lake Charles, Louisiana and Oklahoma City, Oklahoma as well. In 2006, Georgia Gulf was informed by the EPA that its regional office responsible for Oklahoma and Louisiana desired to pursue resolution of these matters on a separate track from the regional office responsible for Mississippi. During 2007, Georgia Gulf reached agreement with the EPA regional office responsible for Mississippi on the terms and conditions of a consent decree that would settle EPA’s pending enforcement action against our Aberdeen, Mississippi facility. The parties have executed a consent decree, which was approved by the federal district court in Atlanta, Georgia. Under the consent decree, Georgia Gulf is required to, among other things; undertake certain other environmental improvement capital projects. Georgia Gulf estimates that the remaining cost of completing these capital projects is approximately $1.1 million.

Georgia Gulf has not yet reached a settlement with the EPA regional office responsible for Oklahoma and Louisiana. However, on November 17, 2009, Georgia Gulf received a unilateral administrative order (“UAO”) from this EPA regional office relating to our Plaquemine facility. The UAO, issued pursuant to Section 3013(a) of the Resource Conservation and Recovery Act, requires Georgia Gulf to take and Georgia Gulf is undertaking certain monitoring and assessment activities in and around several of Georgia Gulf’s wastewater and storm water conveyance systems at those locations.

Georgia Gulf has also received several compliance orders and notices of potential penalties from LDEQ. On December 17, 2009, we received a Notice of Potential Penalty (“NOPP”) from LDEQ containing allegations of violations of Louisiana’s hazardous waste management regulations. On October 7, 2010, Georgia Gulf received a Compliance Order from LDEQ that also contained allegations of violations of hazardous waste management regulations. On October 1, 2010, Georgia Gulf received Consolidated Compliance Orders and Notices of Potential Penalties (“CCONPPs”) for both the Plaquemine, Louisiana and Lake Charles, Louisiana facilities. These CCONPPs allege violations of reporting, recordkeeping, and other requirements contained in Louisiana’s air pollution control regulations.

Some of the allegations contained in these compliance orders and notices of potential penalties may potentially be similar to the “areas of concern “raised by the EPA that are discussed above. These compliance orders and notices of potential penalties do not identify specific penalty amounts. It is likely that any settlement, if achieved, will result in the imposition of monetary penalties, capital expenditures for installation of environmental controls and/or other relief. Georgia Gulf has estimated its exposure arising from this matter and established a reserve based on that estimate and Georgia Gulf’s belief that it is probable a liability has been incurred. Georgia Gulf does not expect that such costs will have a material effect on its financial position, results of operations, or cash flows.

In addition, Georgia Gulf is currently, and may in the future become, subject to other claims and legal actions that arise in the ordinary course of business. Georgia Gulf believes that the ultimate liability, if any, with respect to these other claims and legal actions will not have a material effect on its financial position, results of operations or statement of cash flows.

The PPG Chlor-alkali and Derivatives Business

PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial monetary damages are sought and that relate to the PPG Chlor-alkali and Derivatives Business. These lawsuits and claims relate to contract, environmental, product liability and other matters arising out of the conduct of the PPG Chlor-alkali and Derivatives Business’s current and past business activities.

The results of any future litigation and the above lawsuits and claims are inherently unpredictable. However, PPG management believes that, in the aggregate, the outcome of all lawsuits and claims involving the PPG Chlor-alkali and Derivatives Business will not have a material effect on the PPG Chlor-alkali and Derivatives Business’s combined financial position or liquidity; however, such outcome may be material to the results of operations of any particular period in which costs, if any, are recognized.

PPG received a Consolidated Compliance Order and Notice of Proposed Penalty (“CO/NOPP”) from LDEQ in February 2006 alleging violation of various requirements of the Lake Charles facility’s air permit, based largely upon permit deviations self-reported by PPG. In 2011 PPG increased its offer to settle the CO/NOPP by payment of a civil penalty of $400,000 and to undertake one or more Beneficial Environmental Projects (“BEPs”) as a supplement to the civil penalty. The BEP would consist of the installation of enhanced leak detection equipment and a repair program that would be conducted over a three-year period. PPG estimates the cost of the BEP would be $220,000. This offer has now been accepted by the LDEQ. In connection with the Separation and Distribution, the liability related to this settlement described in this paragraph is a liability of the PPG Chlor-alkali and Derivatives Business.

Employees

Georgia Gulf

As of December 31, 2011, and 2010, Georgia Gulf had 4,073 and 3,775 full-time employees respectively. Georgia Gulf employs approximately 518 employees under collective bargaining agreements that expire at various times from 2012 through 2014. Georgia Gulf believes its relationships with its employees are good.

The PPG Chlor-alkali and Derivatives Business

The average number of persons employed by the PPG Chlor-alkali and Derivatives Business during 2011 was about 2,000. Most of the PPG Chlor-alkali and Derivatives Business’s hourly workers are represented by collective bargaining agreements. These contracts expire at various times over the next several years. Management of the PPG Chlor-alkali and Derivatives Business believes that its relationships with its employees and their representative organizations are good.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following is a description of the principal terms of the other indebtedness to be incurred in connection with the Transactions, including pursuant to the Term Facility and the New ABL Revolver.

The Debt Exchange

Pursuant to the Separation Agreement and in connection with the Separation, PPG is entitled to receive all or a portion of the notes offered hereby immediately prior to the Distribution. Splitco will issue all or a portion of the notes offered hereby to PPG as part of the Special Distribution. PPG will then transfer such notes on the closing date of the Merger to the initial purchasers or their affiliates in satisfaction of the PPG Debt incurred by PPG prior to the Distribution. In connection with this offering, PPG and the selling securityholders will enter into an exchange agreement to facilitate the Debt Exchange. Following the consummation of the Debt Exchange, the initial purchasers will purchase such notes from the selling securityholders and resell such notes to investors in this offering. In the Transactions, PPG is expected to receive approximately $900.0 million of consideration (minus $130.0 million if the TCI Interests are not owned by Splitco or a subsidiary thereof immediately prior to the consummation of the Merger), comprised of the cash proceeds of the Term Facility or a combination of the Term Facility and the notes offered hereby and the issuance to PPG of all or a portion of the notes offered hereby, which notes will be transferred by PPG in the Debt Exchange in satisfaction of all or a portion of PPG Debt.

Pursuant to the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to cause the Debt Exchange to be consummated with the holders of the PPG Debt. Consummation of the Debt Exchange is a condition to the consummation of the Merger.

Senior Secured Term Loan Facility

We will enter into the Term Facility providing for an aggregate principal amount of approximately $212.0 million to:

•	finance a portion of the cash portion of the Special Distribution; and

•	pay fees and expenses incurred in connection with the Transactions.

The amount of the Term Facility is also subject to adjustment in certain other circumstances and may (1) increase or decrease based on the working capital adjustment contained in the Merger Agreement or (2) decrease by an amount equal to $12.0 million plus the amount of any net proceeds from this offering of notes used to fund the Special Distribution in the event the TCI Interests are not owned by Splitco immediately prior to the consummation of the Merger.

Georgia Gulf has agreed to pay certain fees to Barclays Bank PLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Royal Bank of Canada, Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC in connection with the Term Facility and has agreed to indemnify them against certain liabilities.

We intend to repay outstanding amounts under the Term Facility no sooner than 15 days and no later than 45 days after the consummation of the Merger. However, there is no assurance that we will be able to, at any given time, repay or refinance any outstanding amounts under the Term Facility on terms acceptable to us, during any particular time frame or at all.

The credit agreement governing the Term Facility is expected to have several features similar to credit facilities of this nature, including, but not limited to:

Maturity and Amortization

Borrowings under the Term Facility are expected to mature on the earlier of (1) the fourth anniversary of the closing date of the Merger and (2) 91 days prior to the maturity of the 9 percent notes unless, at least 91 days prior to the maturity date of the 9 percent notes, the 9 percent notes are refinanced with notes having a maturity date at least six months after the fourth anniversary of the closing date of the Merger.

The outstanding principal amount of the term loans under the Term Facility is expected to be payable in equal quarterly amounts of 1.0% per annum prior to the fourth anniversary of the closing date of the Merger, with the remaining balance, together with all amounts owed with respect thereto, payable on the maturity date.

Interest Rates

Amounts outstanding under the Term Facility are expected to bear interest, at Splitco’s option, at a rate equal to:

•	the Base Rate plus 1.75% per annum; or

•	the reserve adjusted Eurodollar Rate plus 2.75% per annum;

provided that at no time will the Base Rate be deemed to be less than 2.00% per annum or the reserve adjusted Eurodollar Rate be deemed to be less than 1.00% per annum.

For purposes of this summary: (1) “Base Rate” has a meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest for loans bearing interest at the base rate will be customary and appropriate for financings of this type and (2) “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (a) the rate per annum determined by the administrative agent to be the offered rate appearing on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate applicable to U.S. dollar deposits or (b) if the rate in clause (a) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the administrative agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate applicable to U.S. dollar deposits or (c) if the rates in clauses (a) and (b) are not available, the administrative agent’s offered quotation rate to first class banks in the London interbank market, in each case as adjusted for applicable reserve requirements.

Prepayments

Subject to certain conditions and exceptions, including but not limited to those to ensure compliance with the indenture governing the 9 percent notes, the credit agreement governing the Term Facility would require Splitco to prepay outstanding loans in certain circumstances, including (a) in an amount equal to 100% of the net cash proceeds from sales or dispositions of certain property or assets of Georgia Gulf and its subsidiaries in excess of certain amounts to be agreed, (b) in an amount equal to 100% of the net cash proceeds from property insurance or condemnation awards in excess of an amount to be agreed, and (c) in an amount equal to 100% of the net cash proceeds from the incurrence of additional debt other than debt permitted under the credit agreement governing the Term Facility. Splitco would also be required to prepay outstanding loans with specified percentages of excess cash flow based on Georgia Gulf’s leverage ratio. The credit agreement governing the Term Facility would contain other customary prepayment obligations.

The credit agreement governing the Term Facility would also provide for voluntary prepayment of loans without premium or penalty, subject to certain conditions and exceptions, including an exception for certain prepayments or repricings of the Term Facility which are made prior to the first anniversary of the closing date of the Merger and which results in a lower effective interest rate, which exception requires that the lenders holding term loans under the Term Facility be paid an amount equal to 101% of the amount of such loans repaid or repriced (or effectively refinanced).

Covenants

The Term Facility will contain customary affirmative covenants (subject to exceptions), including covenants related to: financial statements and other reports, existence, payment of taxes and claims, maintenance of properties, insurance, books and records, inspections, lenders’ meetings, compliance with laws, environmental, subsidiaries, additional material real estate assets, additional collateral, further assurances, and maintenance of ratings (but no minimum rating requirement). The Term Facility will also contain customary negative covenants (subject to exceptions) that will restrict Georgia Gulf and its subsidiaries in their activities, including covenants related to: indebtedness, liens, no further negative pledges, restricted junior payments, restrictions on subsidiary distributions, investments, fundamental changes, disposition of assets, acquisitions, capital expenditures, contingent obligations, sales and lease-backs, transactions with affiliates, conduct of business, amendments or waivers of organizational documents, amendments or waivers with respect to certain indebtedness, and fiscal year. In addition, Georgia Gulf will be subject to a senior secured leverage ratio, to be defined in the definitive documentation, of 3.50 to 1.00.

Guarantee/Collateral

Obligations under the Term Facility will be unconditionally guaranteed by each of Splitco’s existing and subsequently acquired or organized direct or indirect domestic subsidiaries and, after consummation of the Merger, Georgia Gulf and each of its existing and subsequently acquired subsidiaries that guarantee any other indebtedness of Georgia Gulf on the closing date of the Merger. Upon consummation of the Merger, the obligations under the Term Facility will be secured by all assets of Splitco and the guarantors that secure the obligations in respect of the 9 percent notes as of the closing date of the Merger, and the guarantees thereof on an equal and ratable basis.

Events of Default

The Term Facility is expected to contain the following events of default (and, as appropriate, grace and cure periods): failure to make payments when due, default under certain other agreements, breach of certain covenants, material breach of representations, other defaults under the Term Facility documentation, involuntary bankruptcy, voluntary bankruptcy, judgments and attachments, dissolution, employee benefit plans, change of control, guaranties, security documents, and failure of subordinated indebtedness to be subordinated, subject to customary qualifications and limitations for materiality.

New ABL Revolver

In connection with the Transactions, Georgia Gulf expects to refinance the ABL Revolver with a syndicate of banks led by General Electric Capital Corporation (the “New ABL Revolver”). Among other things, the New ABL Revolver is expected to increase revolver availability after the consummation of the Transactions to up to $500.0 million, subject to applicable borrowing base limitations and certain other conditions. Georgia Gulf expects to use the New ABL Revolver to fund working capital and operating activities, including any future acquisitions and the repayment of certain outstanding indebtedness, after the Transactions are completed.

The credit agreement governing the New ABL Revolver is expected to have several features similar to the credit agreement governing the ABL Revolver, including, but not limited to:

Availability

The New ABL Revolver provides for revolving credit financing of up to $500.0 million, subject to borrowing base availability. The borrowing base at any time equals the sum (subject to certain reserves and other adjustments) of:

•	85% of the net amount of eligible accounts receivable; plus,

•	the lesser of (i) 70% of the lesser of cost or market of eligible inventory and (i) 85% of the net orderly liquidation value of eligible inventory; plus,

•	100% of qualified cash; less,

•	reserves reasonably determined by the co-collateral agents.

The New ABL Revolver also includes a $200.0 million sub-facility for borrowings by our Canadian subsidiaries, a $200.0 million sub-facility for letters of credit, and, subject to lender commitments, a $200.0 million accordion.

Maturity and Amortization;

Borrowings under the New ABL Revolver are expected to mature on the earlier of (1) the fifth anniversary of the closing date of the Merger and (2) 90 days prior to the maturity of the notes unless, at least 120 days prior to the maturity date of the notes, the notes are refinanced with notes having a maturity date at least 90 days after the fifth anniversary of the closing date of the Merger.

There is no scheduled amortization under the New ABL Revolver. All outstanding loans under the facility are due and payable in full on the fifth anniversary of the closing date of the Merger.

Interest Rates

U.S. Borrowings under the New ABL Revolver bear interest at a rate per annum equal to, at our option, either (a) an index rate determined by reference to the highest of (1) the “prime rate” as published by The Wall Street Journal (or another national publication selected by the administrative agent), (2) the federal funds effective rate plus 1/2 of 1% and (3) the London Interbank Offered Rate, or “LIBOR,” determined by reference to the costs of funds for U.S. dollar deposits for a three-month interest period adjusted for certain additional costs plus 1% or (b) LIBOR determined by reference to the costs of funds for U.S. dollar deposits for a three month interest period adjusted for certain additional costs, in each case plus an applicable margin based on our utilization under the New ABL Revolver.

Canadian Borrowings under the New ABL Revolver bear interest at a rate per annum equal to, at our option, either (a) an index rate determined by reference to the higher of (1) the annual rate of interest quoted from time to time in the “Report on Business” section of The Globe and Mail as being “Canadian prime” or “chartered bank prime rate” and (2) the rate per annum determined by reference to the average rate applicable to Canadian Dollars bankers’ acceptances with a term comparable to the applicable period plus 1.35% per annum or (b) LIBOR determined by reference to the costs of funds for U.S. dollar deposits for a three month interest period adjusted for certain additional costs, in each case plus an applicable margin based on our utilization under the New ABL Revolver.

The applicable margin for borrowings under the New ABL Revolver will be 1.50% per annum for LIBOR margin loans and 0.50% per annum for base rate and index loans, provided that if Georgia Gulf has not received a corporate family credit rating of at least Ba3 from Moody’s and BB- from Standard & Poor’s, the applicable margin will be as follows.

Utilization	LIBOR Margin	Base Rate/ Index Margin
>50%	2.00%	1.00%
25%-50%	1.75%	0.75%
<25%	1.50%	0.50%

In addition to paying interest on outstanding principal under the New ABL Revolver, we are required to pay a commitment fee in respect of the unutilized commitments thereunder, which fee we expect to be 0.375% of the unutilized commitments, provided that if Georgia Gulf has received a corporate family credit rating of at least Ba3 from Moody’s and BB- from Standard & Poor’s, the fee will be 0.375% if utilization is less than 25%, and 0.25% if utilization is greater than 25%. We must also pay customary letter of credit fees equal to the applicable margin on LIBOR loans and agency fees.

Prepayments

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the New ABL Revolver exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the New ABL Revolver is less than $62.5 million for a period of five consecutive business days or any event of default shall have occurred, we will be required to deposit cash from our material deposit accounts (including all concentration accounts) daily in a collection account maintained with the administrative agent under the New ABL Revolver, which will be used to repay outstanding loans and cash collateralize letters of credit.

The credit agreement governing the New ABL Revolver would also provide for voluntary prepayment of loans without premium or penalty other than customary “breakage” costs with respect to LIBOR loans, subject to certain conditions and exceptions.

Covenants

The New ABL Revolver will contain customary affirmative covenants (subject to exceptions), including, among other things, covenants related to: financial statements and other reports, existence, payment of taxes and claims, maintenance of properties, insurance, books and records, inspections, lenders’ meetings, compliance with laws, environmental, subsidiaries, additional material real estate assets, additional collateral, further assurances, maintenance of ratings (but no minimum rating requirement), cash management systems and insurance protection. The New ABL Revolver will also contain customary negative covenants (subject to exceptions) that will restrict Georgia Gulf and its subsidiaries in their activities, including, among other things, covenants related to: indebtedness, liens, transactions with affiliates, restricted junior payments, restrictions on subsidiary distributions, investments, disposition of assets, acquisitions, capital expenditures and sale and lease-backs. In addition, Georgia Gulf will be subject to a fixed charge coverage ratio, to be defined in the definitive documentation, of 1.10 to 1.00 if excess availability is less than $62.5 million for three consecutive business days.

Guarantee/Collateral

U.S. borrowing obligations under the New ABL Revolver will be unconditionally guaranteed by each of Georgia Gulf’s existing and subsequently acquired or organized direct or indirect domestic subsidiaries. Canadian borrowing obligations under the New ABL Revolver will be unconditionally guaranteed by each of Georgia Gulf’s existing and subsequently acquired or organized direct or indirect domestic and Canadian subsidiaries. All obligations under the New ABL Revolver, and the guarantees of those obligations, will be secured, subject to certain exceptions, by substantially all of our assets and the assets of the guarantors, including, subject to certain exceptions:

•

a first-priority security interest in our and our U.S. subsidiaries’ receivables and inventory and related general intangibles, certain other related assets and proceeds thereof, as well as substantially all of the present and future personal property assets of our Canadian subsidiaries; and

•

a second-priority security interest in substantially all of our and our U.S. subsidiaries’ present and future assets located in the United States (other than the collateral in which the New ABL Revolver will have a first-priority lien as described above, and other excluded assets) including equipment, certain owned real property, and all present and future shares of capital stock or other equity interests of each of our and our U.S. subsidiaries’ owned domestic subsidiaries and 65% of the present and future shares of capital stock or other equity interests of each of our and our U.S. subsidiaries’ directly owned foreign restricted subsidiaries.

Events of Default

The New ABL Revolver is expected to contain the following events of default (and, as appropriate, grace and cure periods): failure to make payments when due, default under certain other agreements, breach of certain covenants, material breach of representations, other defaults under the New ABL Revolver documentation, involuntary bankruptcy, voluntary bankruptcy, judgments and attachments, dissolution, employee benefit plans, change of control, guaranties, security documents, and failure of subordinated indebtedness to be subordinated, subject to customary qualifications and limitations for materiality.